EXHIBIT 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HOLOGIC, INC.,

HYDROGEN ACQUISITION, INC.

AND

R2 TECHNOLOGY, INC.

DATED: APRIL 24, 2006

TABLE OF CONTENTS

RECITALS:		1

ARTICLE I. THE MERGER; CLOSING		2

1.1	THE MERGER	2
1.2	EFFECTIVE TIME	2
1.3	EFFECTS OF THE MERGER	2
1.4	CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION	3
1.5	BYLAWS OF SURVIVING CORPORATION	3
1.6	OFFICERS AND DIRECTORS OF SURVIVING CORPORATION	3
1.7	CONVERSION OF SECURITIES	3
1.8	ADJUSTED MERGER CONSIDERATION; ESCROWED MERGER CONSIDERATION; DISSENTING SHARES	5
1.9	SURRENDER OF CERTIFICATES	8
1.10	NO FRACTIONAL SHARES; MULTIPLE CERTIFICATES	11
1.11	ESCROW AGREEMENT	11
1.12	STOCK TRANSFER BOOKS	11
1.13	STOCKHOLDER REPRESENTATIVE	11
1.14	ANCILLARY AGREEMENTS	12
1.15	TERMINATION OF STOCKHOLDER AGREEMENTS	13

ARTICLE II. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		13

2.1	ORGANIZATION AND GOOD STANDING	13
2.2	AUTHORITY; NO CONFLICT	14
2.3	CAPITALIZATION	15
2.4	BOOKS, RECORDS AND ACCOUNTS; INTERNAL CONTROLS	16
2.5	FINANCIAL STATEMENTS	17
2.6	NO UNDISCLOSED LIABILITIES	17
2.7	TAXES	18
2.8	ACCOUNTS RECEIVABLE	19
2.9	REORGANIZATION TREATMENT	20
2.10	TITLE TO PROPERTIES; ENCUMBRANCES	21
2.11	CONDITION OF ASSETS	22
2.12	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS	22
2.13	LEGAL PROCEEDINGS	22
2.14	ABSENCE OF CERTAIN CHANGES AND EVENTS	23
2.15	CONTRACTS; NO DEFAULTS	24
2.16	INSURANCE	26
2.17	ENVIRONMENTAL MATTERS	27
2.18	EMPLOYEES	28
2.19	EMPLOYEE BENEFITS	28
2.20	LABOR RELATIONS	31
2.21	INTELLECTUAL PROPERTY	32
2.22	CERTAIN PAYMENTS	34
2.23	RELATIONSHIPS WITH RELATED PERSONS	35
2.24	BROKERS OR FINDERS	35
2.25	CUSTOMER RELATIONSHIPS	35
2.26	SUPPLIERS	35
2.27	INVENTORIES	35
2.28	PRODUCT WARRANTIES; PRODUCT LIABILITY	36
2.29	FDA AND REGULATORY MATTERS; CLINICAL TRIALS	36
2.30	FINANCIAL SERVICE RELATIONS; POWERS OF ATTORNEY	38

AGREEMENT AND PLAN OF MERGER	Page i

2.31	COMPANY ACTION	38
2.32	COMPANY STOCKHOLDER VOTE REQUIRED	38
2.33	OUTSTANDING INDEBTEDNESS FOR BORROWED MONEY	38
2.34	INFORMATION SUPPLIED BY THE COMPANY	39
2.35	DISCLOSURE	39

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		39

3.1	ORGANIZATION AND GOOD STANDING	39
3.2	AUTHORITY; NO CONFLICT	40
3.3	CAPITALIZATION; MERGER SHARES	41
3.4	FILINGS WITH THE SEC	41
3.5	RIGHTS AGREEMENT	42
3.6	BROKERS OR FINDERS	42
3.7	TAXES	42
3.8	REORGANIZATION TREATMENT	43
3.9	PARENT STOCKHOLDER VOTE REQUIRED	44

ARTICLE IV. COVENANTS		44

4.1	NORMAL COURSE	44
4.2	CONDUCT OF BUSINESS	44
4.3	STOCKHOLDER APPROVAL	47
4.4	CERTAIN FILINGS	48
4.5	NOTIFICATION OF CERTAIN MATTERS	49
4.6	NO SOLICITATION	49
4.7	EMPLOYEE MATTERS	51
4.8	ACCESS TO INFORMATION; CONFIDENTIALITY	52
4.9	COMMERCIALLY REASONABLE EFFORTS; FURTHER ACTION	52
4.10	PROXY STATEMENT; PARENT STOCKHOLDER MEETING.	53
4.11	FINANCIAL INFORMATION AND ACCOUNTANTS CONSENTS	54
4.12	FAIRNESS HEARING, REGISTRATION OF SHARES	55
4.13	CAPITALIZATION CERTIFICATE	56
4.14	SECTION 280(G)	56
4.15	FOREIGN QUALIFICATION	57

ARTICLE V. ADDITIONAL COVENANTS OF THE PARENT		57

5.1	CERTAIN FILINGS	57
5.2	LISTING OF MERGER SHARES	57
5.3	INDEMNIFICATION AND INSURANCE	57

ARTICLE VI. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB		58

6.1	REPRESENTATIONS AND WARRANTIES	58
6.2	PERFORMANCE OF COVENANTS	58
6.3	DISSENTING STOCKHOLDERS	59
6.4	COMPANY STOCKHOLDER APPROVAL	59
6.5	COMPANY MATERIAL ADVERSE EFFECT	59
6.6	UPDATED CERTIFICATE	59
6.7	PARENT STOCKHOLDER APPROVAL	59
6.8	NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY	59
6.9	APPROVALS AND CONSENTS	59
6.10	NASDAQ LISTING	60
6.11	OPINION OF COUNSEL	60
6.12	FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT	60
6.13	OTHER DOCUMENTS	60

ARTICLE VII. CONDITIONS TO OBLIGATIONS OF THE COMPANY		60

7.1	REPRESENTATIONS AND WARRANTIES	60

AGREEMENT AND PLAN OF MERGER	Page ii

7.2	PERFORMANCE OF COVENANTS	61
7.3	PARENT STOCKHOLDER APPROVAL	61
7.4	PARENT CLOSING CERTIFICATE	61
7.5	COMPANY STOCKHOLDER APPROVAL	61
7.6	NASDAQ LISTING	61
7.7	NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY	61
7.8	APPROVALS AND CONSENTS	62
7.9	OPINION OF COUNSEL	62
7.10	FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT	62

ARTICLE VIII. TAX MATTERS		62

8.1	TAX FREE MERGER	62
8.2	TAX RETURNS AND PAYMENTS	62

ARTICLE IX. SURVIVAL; INDEMNIFICATION		63

9.1	SURVIVAL	63
9.2	INDEMNIFICATION	63
9.3	DEFENSE OF THIRD PARTY	67
9.4	MISCELLANEOUS	68

ARTICLE X. TERMINATION OF AGREEMENT		69

10.1	TERMINATION	69
10.2	PROCEDURE FOR TERMINATION	70
10.3	EFFECT OF TERMINATION	71

ARTICLE XI. DEFINITIONS		71

ARTICLE XII. GENERAL PROVISIONS		82

12.1	EXPENSES	82
12.2	PUBLIC ANNOUNCEMENTS	82
12.3	NOTICES	83
12.4	JURISDICTION; SERVICE OF PROCESS	84
12.5	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE	84
12.6	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	84
12.7	SEVERABILITY	85
12.8	GOVERNING LAW	85
12.9	COUNTERPARTS	86
12.10	INTERPRETATION	86
12.11	ENTIRE AGREEMENT, MODIFICATION AND WAIVER	86

SCHEDULES:

SCHEDULE 1.6	INITIAL OFFICERS OF SURVIVING CORPORATION
SCHEDULE 1.14(a)	PARTIES TO VOTING AGREEMENTS
SCHEDULE 1.14(b)	PARTIES TO AFFILIATE AGREEMENTS
SCHEDULE 1.15	AGREEMENTS TO BE TERMINATED
SCHEDULE 2.1(a)	ORGANIZATION AND GOOD STANDING
SCHEDULE 2.1(b)	ORGANIZATIONAL DOCUMENTS
SCHEDULE 2.2(b)	NO CONFLICT
SCHEDULE 2.3(a)	COMPANY STOCKHOLDERS
SCHEDULE 2.3(b)	COMPANY OPTIONS AND COMPANY WARRANTS; AGREEMENTS RELATING TO SECURITIES
SCHEDULE 2.5(b)	FINANCIAL STATEMENTS
SCHEDULE 2.7	TAXES
SCHEDULE 2.8	ACCOUNTS RECEIVABLE

AGREEMENT AND PLAN OF MERGER	Page iii

SCHEDULE 2.10	TITLE TO PROPERTIES; ENCUMBRANCES
SCHEDULE 2.12(a)	COMPLIANCE WITH LAWS
SCHEDULE 2.12(b)	GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 2.13	LEGAL PROCEEDINGS
SCHEDULE 2.14	ABSENCE OF CERTAIN CHANGES AND EVENTS
SCHEDULE 2.15	CONTRACTS
SCHEDULE 2.16	INSURANCE
SCHEDULE 2.18	EMPLOYEES
SCHEDULE 2.19	EMPLOYEE BENEFITS
SCHEDULE 2.20	LABOR RELATIONS
SCHEDULE 2.21	INTELLECTUAL PROPERTY
SCHEDULE 2.23	RELATED PERSONS
SCHEDULE 2.24	BROKERS OR FINDERS
SCHEDULE 2.25	CUSTOMERS
SCHEDULE 2.26	SUPPLIERS
SCHEDULE 2.28	PRODUCT WARRANTIES; PRODUCT LIABILITY
SCHEDULE 2.29	FDA AND REGULATORY MATTERS
SCHEDULE 2.30	FINANCIAL SERVICE RELATIONS; POWERS OF ATTORNEY
SCHEDULE 2.33	OUTSTANDING INDEBTEDNESS FOR BORROWED MONEY
SCHEDULE 3.4	FILINGS WITH SEC
SCHEDULE 4.1	NORMAL COURSE
SCHEDULE 4.2	CONDUCT OF BUSINESS
SCHEDULE 4.7(c)	REQUIRED BONUS PAYMENTS
SCHEDULE 5.3	D&O INDEMNIFICATION AND INSURANCE

EXHIBITS:

EXHIBIT A	-	FORM OF ESCROW AGREEMENT
EXHIBIT B	-	FORM OF VOTING AGREEMENT
EXHIBIT C	-	FORM OF CERTIFICATE OF MERGER
EXHIBIT D	-	SURVIVING CORPORATION CERTIFICATE OF INCORPORATION
EXHIBIT E	-	SURVIVING CORPORATION BYLAWS
EXHIBIT F-1	-	FORM OF LETTER OF TRANSMITTAL
EXHIBIT F-2		FORM OF LETTER AGREEMENT TO BE EXECUTED BY ELIGIBLE DERIVATE SECURITY HOLDERS
EXHIBIT G		FORM OF AFFILIATE AGREEMENT
EXHIBIT H	-	COMPANY DISCLOSURE SCHEDULE
EXHIBIT I	-	PARENT DISCLOSURE SCHEDULE
EXHIBIT J	-	FORM OF CAPITALIZATION CERTIFICATE
EXHIBIT K	-	FORM OF COMPANY CLOSING CERTIFICATE
EXHIBIT L	-	FORM OF LEGAL OPINION OF COMPANY COUNSEL
EXHIBIT M	-	FORM OF COMPANY SECRETARY’S CERTIFICATE
EXHIBIT N	-	FORM OF PARENT CLOSING CERTIFICATE
EXHIBIT O	-	FORM OF LEGAL OPINION OF COUNSEL TO PARENT AND MERGER SUB
EXHIBIT P		FORM OF PARENT AND MERGER SUB SECRETARY’S CERTIFICATE

AGREEMENT AND PLAN OF MERGER	Page iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 24, 2006, by and among: (i) Hologic, Inc., a Delaware corporation (the “Parent”); (ii) Hydrogen Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); (iii) R2 Technology, Inc., Inc., a Delaware corporation (the “Company”); and (iv) Scott Halsted, solely in his capacity as Stockholder Representative (as defined below). Certain capitalized terms used herein are defined in Article 11 hereof.

RECITALS:

WHEREAS, the Boards of Directors of the Parent, Merger Sub and the Company, deeming it advisable and for the respective benefit of the Parent, Merger Sub and the Company, and their respective stockholders, have approved the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement and authorized the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has determined to recommend to all of the Company’s stockholders that the Merger, this Agreement and the transactions contemplated hereby be approved;

WHEREAS, pursuant to the Merger, each outstanding share of Company Capital Stock and each Eligible Derivative Security shall automatically be converted into the right to receive the applicable consideration specified in Section 1.7 hereof upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, for federal income tax purposes, the Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code;

WHEREAS, upon consummation of the Merger, the Company shall be a wholly-owned subsidiary of the Parent;

WHEREAS, as an inducement to the Parent and Merger Sub to enter into this Agreement, a portion of the shares of Parent Common Stock otherwise issuable by the Parent in connection with the Merger shall be placed in escrow by the Parent at the Closing for purposes of satisfying indemnification obligations of the Company Stockholders and Eligible Derivative Security Holders to the Parent, and shall be disbursed in accordance with an escrow agreement, in the form attached as Exhibit A hereto (the “Escrow Agreement”), to be entered into by and among the Parent, the Stockholder Representative and the Escrow Agent concurrently with the signing of this Agreement, with such Escrow Agreement to be effective upon the Closing of the Merger;

AGREEMENT AND PLAN OF MERGER	Page 1

WHEREAS, as an inducement to the Parent and Merger Sub to enter into this Agreement, the stockholders of the Company set forth on Section 1.14(a) of the Company Disclosure Schedule have entered into a Voting Agreements and Waivers with the Parent, each in the form attached as Exhibit B hereto (the “Voting Agreements”), concurrently with the signing of this Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

THE MERGER; CLOSING

1.1	THE MERGER

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the name “R2 Technology, Inc.”

(b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10 hereof, and subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereof, the consummation of the Merger will take place on or as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereof at the offices of Brown Rudnick Berlack Israels, LLP, One Financial Center, Boston, Massachusetts 02111 (the “Closing”), unless another date, time or place is agreed to in writing by the Company and the Parent.

1.2	EFFECTIVE TIME

At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) in the form attached as Exhibit C hereto with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form as is required by the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such subsequent time as the Company and the Parent shall agree and shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.3	EFFECTS OF THE MERGER

(a) General Effects. At and after the Effective Time, the Merger will have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

AGREEMENT AND PLAN OF MERGER	Page 2

(b) Treasury Shares and Unissued Shares. At the Effective Time, each share of Company Capital Stock held in the Company’s treasury and each authorized but unissued share of Company Capital Stock shall cease to exist without payment of any consideration therefor.

(c) Merger Sub’s Common Stock. Each share of the Merger Sub’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

1.4	CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

Unless otherwise determined by the Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Company shall be amended to read as set forth on Exhibit D attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the DGCL.

1.5	BYLAWS OF SURVIVING CORPORATION

Unless otherwise determined by the Parent prior to the Effective Time, at the Effective Time, the bylaws of the Company shall be amended to read as set forth on Exhibit E attached hereto, and, as so amended, shall be the bylaws of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the DGCL and the certificate of incorporation of the Surviving Corporation.

1.6	OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

The officers listed on Schedule 1.6 of the Agreement shall be the officers of the Surviving Corporation at the Effective Time, in each case until the earliest of their resignation or removal from office or their otherwise ceasing to be officers or until their respective successors are duly elected and qualified. The directors of the Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation as in effect immediately after the Effective Time.

1.7	CONVERSION OF SECURITIES

(a) Conversion of Company Preferred Stock. Immediately prior to the Effective Time, pursuant to Article V, Section 3(b) of the Company Certificate of Incorporation, each share of Company Preferred Stock shall be converted into the number of shares of Company Common Stock determined in accordance with the terms and provisions set forth in Article V, Section 3 of the Company Certificate of Incorporation.

AGREEMENT AND PLAN OF MERGER	Page 3

(b) Company Common Stock. At the Effective Time, by virtue of the Merger, without any action on the part of any party hereto or any holder thereof and subject to the adjustments and other provisions of this Article 1, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be canceled and extinguished and automatically converted into the right to receive and become exchangeable for a fraction of a Merger Share equal to the Stock Exchange Ratio. For purposes of this Agreement:

(i) “Merger Share(s)” means those shares of Parent Common Stock payable to holders of Company Common Stock and holders of Eligible Derivative Securities as merger consideration pursuant to Article 1 hereof.

(ii) “Company Fully Diluted Capitalization” means, as of a date and time immediately prior to the Effective Time, the number of shares of Company Common Stock (i) outstanding, (ii) outstanding upon conversion of the Company Preferred Stock as described in Section 1.7(a) hereof; (iii) underlying all outstanding Company Options; and (iv) underlying all outstanding Company Warrants, other than any Assumed Company Warrants (the Company securities described in clauses (iii) and (iv) are collectively referred to herein as “Eligible Derivative Securities”, and the holders of such Eligible Derivative Securities are referred to herein as “Eligible Derivative Security Holders”).

(iii) “Per Share Merger Consideration Value” means the quotient of (i) the Adjusted Merger Consideration, divided by (ii) the Company Fully Diluted Capitalization.

(iv) “Stock Exchange Ratio” means the quotient of (x) the Per Share Merger Consideration Value, divided by (y) the Closing Exchange Price.

(c) Eligible Derivative Securities.

(i) No later than ten (10) days prior to the Effective Time, each Company Option shall become vested and exercisable with respect to all of the shares of Company Common Stock subject thereto. Upon the terms and subject to the conditions set forth in this Agreement, the Board of Directors of the Company shall take such actions as are necessary or desirable to provide that each Company Option outstanding immediately prior to the Effective Time shall be cancelled, terminated and extinguished as of the Effective Time and upon the cancellation thereof be converted into the right to receive, in respect of each share of Company Common Stock then subject to such Company Option: a fraction of a Merger Share equal to the product of (A) the applicable Option Exchange Fraction multiplied by (B) the Stock Exchange Ratio. The number of Merger Shares issuable upon conversion of each Company Option pursuant to this Section 1.7(c)(i) shall be reduced to reflect any amount required to be withheld and deducted by the Parent or the Exchange Agent as a result of the conversion of such Company Option pursuant to Section 1.9(i) hereof.

(ii) For purposes of this Agreement, “Option Exchange Fraction” means, with respect to a particular Company Option, the quotient of (x) an amount equal to (1) the Per Share Merger Consideration Value, less (2) the exercise price per share of Company Common Stock subject to such Company Option, divided by (y) the Per Share Merger Consideration Value.

AGREEMENT AND PLAN OF MERGER	Page 4

(iii) In the event that the holder of any Company Warrant shall not have elected to exercise its Company Warrant effective on or prior to the Effective Time, then, unless otherwise prohibited by the express terms of such Company Warrant, by virtue of the Merger and without any action by the holders of such Company Warrants, each Company Warrant outstanding immediately prior to the Effective Time shall be cancelled, terminated and extinguished as of the Effective Time and upon the cancellation thereof be converted into the right to receive, in respect of each share of Company Common Stock then subject to such Company Warrant, a fraction of a Merger Share equal to the product of (A) the applicable Warrant Exchange Fraction multiplied by (B) the Stock Exchange Ratio.

(iv) For purposes of this Agreement, “Warrant Exchange Fraction” means, with respect to a particular Company Warrant, the quotient of (x) an amount equal to (1) the Per Share Merger Consideration Value, less (2) the exercise price per share of Company Common Stock subject to such Company Warrant, divided by (y) the Per Share Merger Consideration Value.

1.8	ADJUSTED MERGER CONSIDERATION; ESCROWED MERGER CONSIDERATION; DISSENTING SHARES

(a) Adjusted Merger Consideration. The maximum aggregate consideration payable by Parent and Merger Sub in the Merger to holders of outstanding Company Capital Stock and Eligible Derivative Securities (the “Adjusted Merger Consideration”) shall be an amount equal to (i) $220,000,000, minus (ii) any Company Transaction Costs, if any, minus (iii) any Excess Indebtedness, if any, minus (iv) any Prepayment Penalties, if any; minus (v) any adjustments relating to Assumed Company Warrants as provided in Section 1.8(f) below, if any; and plus (vi) the Derivative Security Exercise Amount.

(b) Escrowed Merger Consideration. Notwithstanding the other provisions of this Article 1, Parent shall deliver to the Escrow Agent that number of Merger Shares equal to (i) $22,000,000 divided by (ii) the Closing Exchange Price, and rounded to a whole number of shares on a holder-by-holder basis (such amount, the “Escrowed Merger Consideration”, and such Merger Shares to be delivered to the Escrow Agent as Escrowed Merger Consideration, the “Escrowed Merger Shares”). The portion of the Escrowed Merger Shares contributed on behalf of each Company Stockholder and Eligible Derivative Security Holder shall be in proportion to the aggregate number of Merger Shares to which such holder would otherwise be entitled to under Section 1.7. The Escrowed Merger Shares shall be withheld from the Merger Shares otherwise deliverable to the Company Stockholders and Eligible Derivative Security Holders on the Closing Date. The Escrowed Merger Shares shall be deposited with the Escrow Agent in an escrow fund (the “Escrow Fund”) and disbursed in accordance with the Escrow Agreement.

(c) Adjustments for Company Transaction Costs. The Adjusted Merger Consideration shall be reduced on a dollar-for-dollar basis by that portion of the fees and expenses incurred or accrued by the Company, including, without limitation, any broker or

AGREEMENT AND PLAN OF MERGER	Page 5

investment banking fees, in connection with the authorization, negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement that are not paid by the Company at or prior to the Closing (the “Company Transaction Costs”).

(d) Adjustments for Outstanding Indebtedness for Borrowed Money. At least five (5) business days prior to the Closing Date, the Company will deliver to Parent a certificate listing the amount of the Indebtedness for Borrowed Money of the Company and its Subsidiaries as of the Closing Date (the “Closing Indebtedness”) signed by the Chief Executive Officer of the Company (such certificate, the “Closing Indebtedness Certificate”). The Company will afford the Parent timely access to all supporting work papers and any other documentation of the Company used in the preparation of the Closing Indebtedness Certificate. The Closing Indebtedness Certificate shall be based on pay-off letters received from the holders of the Closing Indebtedness to the extent such pay-off letters are available. If, and only if, the Closing Indebtedness shown on the Closing Indebtedness Certificate exceeds the Permitted Indebtedness Amount (such amount, if any, by which the Closing Indebtedness exceeds the Permitted Indebtedness Amount being referred to herein as the “Excess Indebtedness”), the amount of any such Excess Indebtedness shall be deducted from the Adjusted Merger Consideration on a dollar-for-dollar basis pursuant to Section 1.8(a)(iii) above. For purposes of this Agreement, “Permitted Indebtedness Amount” shall equal the sum of (A) $3,900,000, (B) the aggregate dollar amount of accounts receivable from Parent to Company provided, however, that the amount in clause (B) shall not exceed $1,500,000, and (C) the Required Bonus Amount. Within 60 days of Closing, the Parent may dispute in good faith any amounts reflected or required to be reflected on the Closing Indebtedness Certificate by providing written notice to the Company (a “Dispute Notice”) specifying each disputed item and the amount thereof in dispute, setting forth, in reasonable detail, the basis for such dispute and specifying the Parent’s calculation of Excess Indebtedness. In the event of such a dispute, the Parent and the Company shall attempt to reconcile their differences. If the Parent and the Company are unable to resolve any such dispute within five (5) business days of the Parent’s written notification to the Company of any such disputed amounts pursuant to the Dispute Notice, the Company and the Parent shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually acceptable to the Parent and the Company (such accounting firm being referred to herein as the “Independent Accounting Firm”). Such Independent Accounting Firm shall, as promptly as practicable (but in no event later than fifteen (15) business days after such submission), deliver a report to the Parent and the Stockholder Representative setting forth the Independent Accounting Firm’s calculation of the disputed items, the Closing Indebtedness and the Excess Indebtedness. The Independent Accounting Firm’s report and its resulting calculations of the Closing Indebtedness and the Excess Indebtedness shall be final and binding upon the Parent, the Company, the Company Stockholders, the Eligible Derivative Security Holders and all parties to this Agreement for all purposes of this Agreement. Upon the final determination of the Closing Indebtedness and the Excess Indebtedness by the Independent Accounting Firm, the Adjusted Merger Consideration shall be recalculated in accordance with Section 1.8 using the amounts of the Closing Indebtedness and the Excess Indebtedness as determined by the Independent Accounting Firm in lieu of the amounts of the Closing Indebtedness and the Excess Indebtedness stated on the Closing Indebtedness Certificate. If the Adjusted Merger Consideration as so adjusted is lower than the Adjusted Merger Consideration as calculated based on the amounts of the Closing Indebtedness and the Excess Indebtedness

AGREEMENT AND PLAN OF MERGER	Page 6

stated on the Closing Indebtedness Certificate (such difference, if any, the “Excess Indebtedness Adjustment”), then the amount of such Excess Indebtedness Adjustment, if any, shall be paid to the Parent by a claim against the Escrow Fund without regard to the Company Deductible (an “Excess Indebtedness Claim”). If the Adjusted Merger Consideration as so adjusted is higher than the Adjusted Merger Consideration as calculated based on the amounts of the Closing Indebtedness and the Excess Indebtedness stated on the Closing Indebtedness Certificate (such difference, if any, the “Indebtedness Reduction Adjustment”), then the amount of such Indebtedness Reduction Adjustment, if any, shall be paid by the Parent to the Escrow Fund in the form of shares of Parent Common Stock valued at the Closing Exchange Price. The fees and expenses of the Independent Accounting Firm shall be allocated equally between Parent and the Company.

(e) Adjustments for Prepayment Penalties. The amount of any prepayment penalties, if any, incurred by the Company or its Subsidiaries as a result of the Company’s repayment of Indebtedness for Borrowed Money (collectively, “Prepayment Penalties”) between the date hereof and the Closing Date shall not be deemed to be Closing Indebtedness for purposes of the Closing Indebtedness Certificate but rather will be deducted from the Adjusted Merger Consideration on a dollar-for-dollar basis pursuant to Section 1.8(a)(iv).

(f) Adjustments for Assumed Company Warrants. If any holder of a Company Warrant does not exercise its Company Warrant in full effective on or prior to the Effective Time, the Adjusted Merger Consideration will be reduced by an amount equal to the fair market value of the portion of such Company Warrant that will remain outstanding following the Effective Time (an “Assumed Company Warrant”). For purposes of the foregoing, the fair market value of an Assumed Company Warrant shall be determined in accordance with US GAAP consistent with the Parent’s past practices, and will be used by the Parent in valuing an Assumed Company Warrant for purposes of calculating the total purchase price of the Merger under US GAAP.

(g) Adjustments Relating to the Derivative Security Exercise Amount. The Adjusted Merger Consideration will be increased by an amount (the “Derivative Security Exercise Amount”) equal to the product of (X) the aggregate number of shares of Company Common Stock subject to In the Money Derivative Securities multiplied by (Y) the aggregate exercise price of all In the Money Derivative Securities. For purposes of this Agreement, “In the Money Derivative Securities” shall mean all Company Options and Company Warrants outstanding immediately prior to the Effective Time (and immediately following the conversion of the Company Preferred Stock as described in Section 1.7(a) hereof) with an exercise price below the Per Share Merger Consideration Value.

(h) Adjustments to Exchange Ratios. Without limiting any other provision of this Agreement, the Stock Exchange Ratio, Option Exchange Ratio and Warrant Exchange Ratio shall each be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

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(i) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who (i) shall not have voted in favor of the Merger or consented thereto in writing and (ii) who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Shares pursuant to Section 1.7 hereof. Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Merger Shares pursuant to Section 1.7 hereof, without any interest thereon, upon surrender, in the manner provided in Section 1.9 hereof, of the certificate or certificates that formerly evidenced such shares. The Company shall give the Parent: (i) prompt notice of any demands for appraisal received by Company or the Stockholder Representative, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Company or the Stockholder Representative; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent or as may be required under applicable Law, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(j) Parent Purchase Rights. Pursuant to the Parent’s shareholder rights plan adopted by the Parent’s board of directors on September 17, 2002, as effected by the Rights Agreement, dated as of September 17, 2002, between the Parent and American Stock Transfer & Trust Company, as Rights Agent, each Company Stockholder and each Eligible Derivative Security Holder shall also receive, together with each Merger Share issued to him, her or it in the Merger pursuant to this Article 1, an associated preferred share purchase right (“Parent Purchase Right”) pursuant to the Rights Agreement. References herein to Merger Shares herein shall be deemed to include the associated Parent Purchase Rights described in this Section 1.8(j).

1.9	SURRENDER OF CERTIFICATES

(a) Exchange Agent. The transfer agent for the Parent Common Stock, American Stock Transfer & Trust Company, or a bank or trust company designated by the Parent prior to the Effective Time, shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) At the Effective Time, the Parent shall deposit with the Exchange Agent, for exchange in accordance with this Section 1.9, for the benefit of the holders of shares of Company Capital Stock and Eligible Derivative Securities outstanding immediately prior to the Effective Time, an aggregate amount of Merger Shares (other than Escrowed Merger Shares) sufficient to pay the consideration for all issued and outstanding shares of Company Capital Stock and the Eligible Derivative Securities pursuant to Section 1.7 hereof, together with any cash payable in lieu of fractional shares pursuant to Section 1.10 hereof (the “Exchange Fund”). From and after the date that is six (6) months after the Effective Time, the Parent shall be entitled to require the Exchange Agent to deliver to the Parent any portion of the Exchange Fund which had been made available to the Exchange Agent by or on behalf of the Parent and which has not been disbursed

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to holders of Company Capital Stock and the Eligible Derivative Securities, and thereafter such holders shall be entitled to look to the Parent with respect to such consideration payable upon due surrender of their certificates for Company Capital Stock or evidence of their Eligible Derivative Securities.

(c) Exchange Procedures. Promptly after the Effective Time (but in no event later than five (5) business days after the Effective Time), the Parent shall cause the Exchange Agent to deliver, as applicable, to each holder of record of: (i) a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Capital Stock; or (ii) an instrument which immediately prior to the Effective Time evidenced an Eligible Derivative Security (such certificates and instruments collectively referred to herein as the “Instruments”), whose securities were converted into the right to receive the number of Merger Shares to which such holder is entitled pursuant to Section 1.7 hereof, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 hereof: (A) a letter of transmittal in the form attached as Exhibit F-1 hereto (which specifies, among other things, that delivery shall be effected, and risk of loss and title to the Instruments shall pass, only upon proper delivery of the Instruments to the Exchange Agent) or in the case of any holder of an Eligible Derivative Security, a letter agreement in the form attached as Exhibit F-2 hereto (each such letter of transmittal and letter agreement referred to herein as a “Letter of Transmittal”); and (B) instructions to effect the surrender of the Instruments in exchange for the number of Merger Shares to which such holder is entitled pursuant to Section 1.7 hereof, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 hereof. Upon surrender of an Instrument for cancellation to the Exchange Agent, together with the appropriate Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, a holder of such Instruments shall be entitled to receive in exchange therefor the number of Merger Shares to which such holder is entitled pursuant to Section 1.7 hereof, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 hereof, and the Instruments so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Instrument that, prior to the Effective Time, evidenced shares of Company Capital Stock or an Eligible Derivative Security will be deemed, from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of Merger Shares to which such holder is entitled pursuant to Section 1.7 hereof, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 hereof.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Instrument with respect to the Merger Shares evidenced thereby until the holder of record of such Instrument shall surrender such Instrument pursuant to Section 1.9(c) hereof. Subject to applicable Law, following surrender of any such Instrument, there shall be paid to the record holder of the Instruments evidencing whole Merger Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for Merger Shares is to be issued in a name other than that in which the Instrument surrendered in exchange therefor is registered, it

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will be a condition of the issuance thereof that the Instrument so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably required to evidence and effect such transfer pursuant to this Section 1.9(e), and that the Person requesting such transfer will have paid to the Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for Merger Shares in any name other than that of the registered holder of the Instrument surrendered, or established to the reasonable satisfaction of the Parent or any agent designated by it that such Taxes have been paid or are not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Parent, Surviving Corporation, any other Subsidiary of the Parent or any party hereto shall be liable to any holder of shares of Company Capital Stock or an Eligible Derivative Security for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) No Further Ownership Rights in Company Securities. From and after the Effective Time, holders of Instruments shall cease to have any rights with respect thereto, other than the right to receive the number of Merger Shares to which such holder is entitled pursuant to Section 1.7 hereof and cash in lieu of fractional shares in accordance with Section 1.10 hereof. The number of Merger Shares to which such holder is entitled pursuant to Section 1.7 hereof and cash in lieu of any fractional Merger Shares in accordance with Section 1.10 hereof delivered upon the surrender for exchange of shares of Company Capital Stock and Eligible Derivative Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Eligible Derivative Securities, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Eligible Derivative Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Instruments are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

(h) Lost, Stolen or Destroyed Certificates. In the event any Instruments evidencing shares of Company Capital Stock or Eligible Derivative Securities shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Instruments, upon the making of an affidavit of that fact by the holder thereof, such number of Merger Shares to which such holder is entitled pursuant to Section 1.7 hereof; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Instruments to deliver an indemnity or bond (in such sum as it may reasonably direct) as indemnity against any claim that may be made against Parent with respect to the Instruments alleged to have been lost, stolen or destroyed.

(i) Withholding Rights. The Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or Eligible Derivative Securities such amounts as the Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law (including, without limitation, any withholding obligation with respect to the exercise of any Eligible Derivative Securities). To the extent that amounts are so deducted and withheld by the Parent or the

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Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock or Eligible Derivative Security, as applicable, in respect of which such deduction and withholding was made by the Parent or the Exchange Agent.

1.10	NO FRACTIONAL SHARES; MULTIPLE CERTIFICATES

Notwithstanding any provision of this Agreement to the contrary, neither certificates nor scrip for any fractional Merger Shares shall be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Capital Stock or an Eligible Derivative Security otherwise entitled to receive a fraction of a Merger Share pursuant to the provisions of Section 1.7 and 1.9 shall be paid in cash, in accordance with this Section 1.10, in an amount equal to the product of (i) the fraction of a Merger Share to which such holder would otherwise be entitled, multiplied by (ii) the Closing Exchange Price. No such holder shall be entitled to dividends or interest on or, except for the cash payment referred to in the preceding sentence, other rights in respect of any such fractional interest. If more than one Instrument shall be surrendered for the account of the same Company Stockholder or Eligible Derivative Security Holder, the number of whole Merger Shares for which such Instruments shall be exchanged pursuant to this Section 1.10 shall be computed on the basis of the aggregate number of Merger Shares for which such Instruments are being exchanged.

1.11	ESCROW AGREEMENT

At the Effective Time, the Parent shall deposit with U.S. Bank, N.A. or any successor escrow agent (“Escrow Agent”) appointed pursuant to the Escrow Agreement, the Escrowed Merger Consideration in the form of Escrowed Merger Shares in the Escrow Fund in accordance with Section 1.8(b) hereof. The Escrowed Merger Shares shall be held in escrow in the Escrow Fund and applied in accordance with the terms of this Agreement and the Escrow Agreement.

1.12	STOCK TRANSFER BOOKS

At the close of business on the day prior to the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Capital Stock shall thereafter be made on such stock transfer books.

1.13	STOCKHOLDER REPRESENTATIVE

(a) In the event that the Merger is approved by the Company Stockholders, effective upon such vote, and without any further act by any Company Stockholder, Scott Halsted is hereby appointed as the representative for and on behalf of the Company Stockholders (other than stockholders, if any, as shall have perfected their appraisal rights under the DGCL) and the Eligible Derivative Security Holders (the “Stockholder Representative”), and shall enter into the Escrow Agreement and take all actions required or permitted under the terms of this Agreement and the Escrow Agreement with respect to the interests and rights of the Stockholders with respect to the indemnity under Article 9 hereof, and by executing this Agreement the Stockholder Representative accepts such appointment. No bond shall be required of the Stockholder Representative and the Stockholder Representative shall receive no compensation for its services. Notices of communications to or from the Stockholder Representative pursuant

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to the notice requirements set forth in Section 12.3 of this Agreement shall constitute notice to or from each of the Company Stockholders and the Eligible Derivative Security Holders. Notwithstanding the foregoing, the Stockholder Representative may deliver notice of communications to any Company Stockholders or Eligible Derivative Security Holders via email to an address specified by such Company Stockholders or Eligible Derivative Security Holders. If the Stockholder Representative is no longer able or willing to serve as the Stockholder Representative, a majority of the Company Stockholders shall select a replacement Stockholder Representative.

(b) The Stockholder Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders (other than stockholders, if any, as shall have perfected their appraisal rights under the DGCL) and the Eligible Derivative Security Holders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties, which may be paid from the Escrowed Merger Shares, if any, after all claims by the Parent Indemnified Persons have been satisfied.

(c) Any decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and Eligible Derivative Security Holders for whom a portion of the Escrowed Merger Shares otherwise issuable to them are deposited with the Escrow Agent pursuant to the Escrow Agreement, and shall be final, binding and conclusive upon every Company Stockholder and Eligible Derivative Security Holder, and the Escrow Agent, the Parent and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent, or instruction of every such Company Stockholder.

(d) The adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders and the submission of a Letter of Transmittal by an Eligible Derivative Security Holder shall constitute: (i) approval by such Persons of this Agreement and the Escrow Agreement and of all of the arrangements relating thereto; (ii) approval of the appointment of the Stockholder Representative pursuant to this Agreement and the Escrow Agreement; and (iii) the approval of such Persons of the Stockholder Representative to perform all duties described in this Agreement and the Escrow Agreement on their behalf.

1.14	ANCILLARY AGREEMENTS

Simultaneously with the execution and delivery of this Agreement, the Persons listed on Section 1.14(a) of the Company Disclosure Schedule have executed and delivered to the Parent the Voting Agreements, and the Persons listed on Section 1.14(b) of the Company Disclosure Schedule have executed and delivered to the Parent the Affiliate Agreements in the form attached hereto as Exhibit G (each, an “Affiliate Agreement” and collectively, the “Affiliate Agreements”).

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1.15	TERMINATION OF STOCKHOLDER AGREEMENTS

Simultaneously with the execution and delivery of this Agreement, the Company and the requisite Company Stockholders shall execute and deliver termination agreements terminating each agreement listed on Section 1.15 of the Company Disclosure Schedule, which constitute all agreements to which the Company is a party that provide for registration rights, rights of first refusal or rights of co-sale with respect to, or which relate to the voting of, the Company securities, with each such termination to be effective immediately prior to the Effective Time.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth on the Company disclosure schedule attached hereto as Exhibit H, which shall be delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby makes the following representations and warranties contained in this Article 2 to the Parent as of the date hereof and as of the Closing Date. The Company Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article 2. Unless otherwise specified herein, disclosure made in any particular Section of the Company Disclosure Schedule shall be deemed made in any other Section or Sections of the Company Disclosure Schedule to which the relevance of such disclosure is readily apparent from the text of such disclosure.

2.1	ORGANIZATION AND GOOD STANDING

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization (as disclosed on Section 2.1(a) of the Company Disclosure Schedule), with full corporate power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Company and each Subsidiary of the Company is qualified to do business and is in good standing as a foreign corporation under the Laws of the jurisdictions listed on Section 2.1(a) of the Company Disclosure Schedule, and except as set forth on Section 2.1(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect.

(b) Attached to Section 2.1(b) of the Company Disclosure Schedule are correct and complete copies of the Organizational Documents of the Company and the Subsidiaries of the Company.

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2.2	AUTHORITY; NO CONFLICT

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party. Except for the consent of the Company Stockholders, this Agreement has been duly authorized, approved, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”). Each of the Ancillary Agreements to which the Company is or will be a party have been duly authorized and approved and upon the execution and delivery of such Ancillary Agreements, such Ancillary Agreements constitute or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) Except for the filing of the Permit Application (as defined in Section 2.34 hereof) and the issuance of the Fairness Approval (as defined in Section 4.12 hereof) by the California Department of Corporations, the filing and effectiveness of the Registration Statement (if required), any filings, notices, consents or approvals required under the HSR Act or any antitrust Law (and all regulations promulgated thereunder) in connection with the transactions contemplated hereunder, and except as set forth on Section 2.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any Ancillary Agreement by the Company, nor the consummation or performance by the Company of the Merger or any of the other transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of: (A) any provision of the Organizational Documents of the Company or any Subsidiary of the Company, (B) any resolution adopted by the board of directors or the stockholders of the Company or a Subsidiary of the Company, (C) any Law or Order applicable to the Company or a Subsidiary of the Company or any of their assets or properties, or (D) any Governmental Permit held by the Company or a Subsidiary of the Company, excluding from clauses (C) and (D) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, have a Company Material Adverse Effect or materially impair or preclude the Parent’s, the Merger Sub’s or the Company’s ability to consummate the Merger or the transactions contemplated hereby;

(ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any additional payment or benefit (other than any ongoing fees, royalties, payments or benefits which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay or provide had the transactions contemplated by the Agreement not occurred), or require the consent, authorization

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or approval of or any notice to or filing with, any third Person under any material Contract or any debt instrument to which the Company or a Subsidiary of the Company is a party or to which its or their assets or properties are bound, or require the consent, authorization or approval of or any notice to or filing with any Governmental Authority to which the Company or a Subsidiary of the Company or its or their assets or properties is subject, except for any breaches, defaults, rights of termination, cancellation or acceleration, entitlements, consents, approvals, notices or filings which would not, either individually or in the aggregate, have a Company Material Adverse Effect or materially impair or preclude the Parent’s, the Merger Sub’s or the Company’s ability to consummate the Merger or the transactions contemplated hereby; or

(iii) result in the imposition or creation of any Encumbrance or Lien upon any of the assets or properties owned by or used in the business of the Company or any Subsidiary of the Company.

2.3	CAPITALIZATION

(a) As of the date of this Agreement, the authorized Company Capital Stock consists of (i) 80,025,000 shares of Common Stock, $0.001 par value per share, of which 5,097,292 shares are validly issued and outstanding, and (ii) 65,550,000 shares of Preferred Stock, $0.001 par value per share, of which of which 4,000,000 shares have been designated Series A-1 Preferred Stock, 4,000,000 shares have been designated Series A-2 Preferred Stock, 4,850,000 shares have been designated Series B-1 Preferred Stock, 4,850,000 shares have been designated Series B-2 Preferred Stock, 7,500,000 shares have been designated Series C-1 Preferred Stock, 7,500,000 shares have been designated Series C-2 Preferred Stock, 4,400,000 shares have been designated Series D-1 Preferred Stock, 4,400,000 shares have been designated Series D-2 Preferred Stock, 1,800,000 shares have been designated Series E-1 Preferred Stock, 1,800,000 shares have been designated Series E-2 Preferred Stock, 4,500,000 shares have been designated Series F-1 Preferred Stock, 4,500,000 shares have been designated Series F-2 Preferred Stock, 5,725,000 shares have been designated Series G-1 Preferred Stock and 5,725,000 shares have been designated Series G-2 Preferred Stock. As of the date hereof, 3,825,500 shares of Series A-1 Preferred Stock, 4,769,213 shares of Series B-1 Preferred Stock, 7,045,687 shares of Series C-1 Preferred Stock, 4,399,998 shares of Series D-1 Preferred Stock, 1,747,526 shares of Series E-1 Preferred Stock, 4,205,117 shares of Series F-1 Preferred Stock and 3,514,500 shares of Series G-1 Preferred Stock are validly issued and outstanding, and no shares of Series A-2 Preferred Stock, Series B-2 Preferred Stock, Series C-2 Preferred Stock, Series D-2 Preferred Stock, Series E-2 Preferred Stock, Series F-2 Preferred Stock and Series G-2 Preferred Stock are issued and outstanding. The issuance of all of such issued and outstanding shares of Company Capital Stock was duly authorized and all such shares are fully paid and nonassessable, were issued in compliance with applicable federal and state securities laws, and were not issued in violation of any person’s preemptive rights or otherwise subject to preemptive rights created by statute. Section 2.3(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all of the Company Stockholders and the number of shares of Company Capital Stock owned, of record and beneficially, by each such Company Stockholder.

(b) Section 2.3(b) of the Company Disclosure Schedule also sets forth a complete and correct list, as of the date hereof, of all outstanding Company Options, Company Warrants, and all other securities or outstanding or authorized options, warrants rights or subscriptions

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convertible or exercisable into, or exchangeable for, Company Capital Stock, including as to each holder thereof, the name of such holder, the number of shares of Company Capital Stock subject to such securities, the number of shares of Company Capital Stock for which each such security is exercisable, the exercise price or conversion rate of such securities, and the expiration date thereof. No “phantom” stock, stock appreciation rights or agreements or similar rights or agreements exist which are intended to confer on any person rights similar to any rights accruing to Company Stockholders. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule: (i) there are no voting trusts or other Contracts or understandings to which the Company or a Subsidiary of the Company is a party (or, to the knowledge of the Company, to which any Company Stockholder or holder of an Eligible Derivative Security is a party) with respect to the transfer, voting or registration of the capital stock of the Company or a Subsidiary of the Company; (ii) there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company or a Subsidiary of the Company to which the Company or a Subsidiary of the Company is a party (or, to the knowledge of the Company, to which any Company Stockholder or holder of an Eligible Derivative Security is a party); (iii) neither the Company nor any Subsidiary of the Company owns or has any Contract to acquire any equity securities or other securities of any Person or any, direct or indirect, equity or ownership interest in any other business, except for securities relating to the ownership of securities of the Company by a Subsidiary of the Company or ownership of securities of a Subsidiary of the Company by the Company; and (iv) to the knowledge of the Company, there are no Contracts containing any preemptive or similar rights with respect to any security of the Company or any Subsidiary of the Company. The Company Certificate of Incorporation does not provide for any preemptive rights.

(c) The Company directly owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer all of the issued and outstanding capital stock of all of its Subsidiaries, free and clear of any and all Encumbrances and Liens of any kind or nature whatsoever. There are no voting trusts, stockholder agreements or any other Contracts or understandings to which the Company or a Subsidiary of the Company is a party with respect to the capital stock of any Subsidiary of the Company. All of the outstanding capital stock of the Subsidiaries of the Company has been duly authorized and validly issued and is fully paid and nonassessable.

2.4	BOOKS, RECORDS AND ACCOUNTS; INTERNAL CONTROLS

(a) The books of account and other records of the Company, taken as a whole, fairly reflect in all material respects the activities of the Company and its Subsidiaries. The stock records and minute books of the Company and each of its Subsidiaries fully reflect all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of the Company and the Subsidiaries of the Company, respectively, and all issuances and redemptions of capital stock of the Company and, to the Company’s knowledge, all transfer of capital stock of the Company.

(b) Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Company has maintained a system of internal accounting controls to provide reasonable assurance that: (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity

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with US GAAP and to maintain accountability for its assets; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the reported accountability for its assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) all material information related to such controls is reported or otherwise made known to the Company’s chief executive officer and chief financial officer.

2.5	FINANCIAL STATEMENTS

(a) For purposes of this Agreement: “Financial Statements” shall mean the following financial statements, including notes thereto for all Financial Statements (except the Most Recent Financial Statements, which lack footnotes) relating to the Company: (i) the Audited Financial Statements and (ii) the Most Recent Financial Statements. “Audited Financial Statements” shall mean the audited consolidated financial statements of the Company and its Subsidiaries as follows: (A) Consolidated Balance Sheets as of December 31, 2005 and 2004; (B) Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003; (C) Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003; and (D) Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003. “Most Recent Financial Statements” shall mean the unaudited monthly consolidated financial statements of the Company and its Subsidiaries as follows: (A) Consolidated Balance Sheet as of February 28, 2006; (B) Consolidated Statements of Operations for the two months ended February 28, 2006; (C) Consolidated Statements of Stockholders’ Equity for the two months ended February 28, 2006; and (D) Consolidated Statements of Cash Flows for the two months ended February 28, 2006.

(b) True and complete copies of such Financial Statements, including the notes thereto for all Financial Statements (except the Most Recent Financial Statements, which lack footnotes) are attached to Section 2.5(b) of the Company Disclosure Schedule. The Financial Statements: (i) have been prepared from the books and records of the Company in accordance with US GAAP consistently applied during the periods covered thereby; (ii) are complete and correct in all material respects and (iii) fairly present in all material respects the financial position and the results of operations of the Company (on a consolidated basis) as of the dates and during the periods indicated therein except as otherwise noted therein, and subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments and absence of complete footnotes.

2.6	NO UNDISCLOSED LIABILITIES

The Company and the Subsidiaries of the Company do not have any Liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due), except for: (a) Liabilities or obligations reflected or reserved against in the Most Recent Financial Statements, including the notes thereto; (b) Liabilities incurred in the ordinary course of business since the Base Balance Sheet Date, consistent with past practices (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right); and (c) Liabilities or obligations which would not have a Company Material Adverse Effect either individually or in the aggregate.

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2.7	TAXES

(a) “Taxes” shall mean all taxes, charges, fees, Encumbrances, Liens, customs, duties or other assessments, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, imposed by the United States government, any state, local or foreign government, or any agency or political subdivision of any such government (a “Tax Authority”), which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, capital taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, workers’ compensation taxes, taxes relating to benefit plans and other obligations of the same or similar nature. The term “Returns” shall mean all returns, reports, statements, declarations, forms, claims for refund, or other documents or information required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) (i) Each of the Company and each of the Subsidiaries of the Company has filed or caused to be filed with the appropriate Tax Authorities in a timely manner all Returns required to be filed by them; (ii) the information on such Returns is complete and accurate in all material respects; (iii) the Company and each Subsidiary of the Company has paid in full on a timely basis all Taxes or made adequate provision in the Financial Statements for all Taxes (whether or not shown on any Return) required to be paid by them; (iv) there are no Encumbrances or Liens for Taxes upon the assets or properties of the Company or the Subsidiaries of the Company other than for Taxes not yet due and payable; and (v) no deficiencies for Taxes have been claimed, proposed, or assessed in writing by any Tax Authority or other Governmental Authority with respect to the Company or the Subsidiaries of the Company, and there are no pending or, to the Company’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or any Subsidiary of the Company.

(c) There are no outstanding Contracts or waivers with respect to the Company or any of its Subsidiaries extending the statutory period of limitation applicable to any Taxes, and neither the Company nor any Subsidiary of the Company has requested (or is the beneficiary of) any extension of time within which to file any Return, which has not yet been filed.

(d) Except as set forth in Section 2.7 of the Company Disclosure Schedule, (i) the Company and each Subsidiary of the Company has made provision for all Taxes payable by it and such provision is reflected on the Financial Statements with respect to any period covered thereby as to Taxes which are not payable prior to the date of such Financial Statements; (ii) the provisions for Taxes with respect to the Company (on a consolidated basis) for any period prior to the Closing (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes with respect to such period; (iii) the Company and each Subsidiary of the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Person; (iv) all material elections with respect to Taxes made by the Company or any Subsidiary of the Company as of the date hereof are set forth in Section 2.7 of the Company Disclosure Schedule; (v) there are no private letter rulings in respect of any Tax pending between the Company or any Subsidiary of the

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Company and any Tax Authority, if such ruling would affect the Company or any Subsidiary of the Company; (vi) neither the Company nor any Subsidiary of the Company has ever been a member of an affiliated group within the meaning of Section 1504 of the Code (except for any group of which the Company is the common parent), or filed or been included in a combined, consolidated or unitary return of any Person (other than with respect to the Company and the Subsidiaries of the Company); (vii) neither the Company nor any Subsidiary of the Company is liable for Taxes of any other Person except with respect to sales taxes, and neither the Company nor any Subsidiary of the Company is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or a Subsidiary of the Company with respect to Taxes; (viii) neither the Company nor any Subsidiary of the Company is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) neither the Company nor any Subsidiary of the Company is a personal holding company within the meaning of Section 542 of the Code; (x) neither the Company nor any Subsidiary of the Company is a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes; (xi) neither the Company nor any Subsidiary of the Company has agreed to or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Law) in taxable income; (xii) neither the Company nor any Subsidiary of the Company is a party to any Contract, arrangement or plan that could result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; and (xiii) Section 2.7 of the Company Disclosure Schedule contains a list of all jurisdictions in which the Company or any Subsidiary of the Company files a return, and no claim has ever been made in writing by any Tax Authority in any other jurisdiction that the Company or any Subsidiary of the Company is subject to taxation in such jurisdiction.

(e) Neither the Company nor any Subsidiary of the Company has distributed stock of another corporation or other entity, or has had its stock distributed by another corporation or other entity, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361.

(f) None of the assets or properties owned by the Company or any Subsidiary of the Company is property that is required to be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

2.8	ACCOUNTS RECEIVABLE

Section 2.8 of the Company Disclosure Schedule provides a schedule and aging of all accounts receivable of the Company as of the Base Balance Sheet Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Company’s balance sheet as of December 31, 2005 included in the Audited Financial Statements that have not yet been collected, and those accounts receivable that have arisen since the date of the Base Balance Sheet Date and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions.

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2.9	REORGANIZATION TREATMENT

(a) At the Effective Time, the Company will hold assets comprising at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting stockholders, amounts paid by the Company to Company Stockholders who receive cash or other property, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is part, and amounts distributed by the Company to Company Stockholders (except for any normal, ordinary dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as assets held by the Company immediately prior to the Effective Time.

(b) The business currently conducted by the Company is the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent, the Company or another member of Parent’s qualified group within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(c) The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(d) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(e) Neither the Company nor any Person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company’s Common Stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(f) At the Effective Time, there will be no intercorporate indebtedness existing between Parent or the Merger Sub, on one hand, and the Company, on the other hand, that was issued or acquired, or will be settled, at a discount.

(g) At the Effective Time, there will be no accrued but unpaid dividends on the Company Common Stock.

(h) In the Merger, stock of the Company representing “control” of the Company (within the meaning of Section 368(c) of the Code) will be exchanged solely for “voting stock” of Parent (within the meaning of Sections 368(a)(1)(B) and (2)(E) of the Code). For purposes of the preceding sentence, any Common Stock to be exchanged for cash or other property provided, directly or indirectly, by Parent is treated as constituting outstanding shares.

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(i) Payments made in respect of the Dissenting Shares, if any, shall be made solely from the funds of the Company.

(j) The fair market value of the Company’s assets as of the Effective Time will exceed the sum of the Company’s liabilities assumed in the Merger, plus the amount of liabilities (if any) to which the Company’s assets are subject.

2.10	TITLE TO PROPERTIES; ENCUMBRANCES

(a) Neither the Company nor any Subsidiary of the Company owns or to the knowledge of the Company has ever owned any real property. Section 2.10 of the Company Disclosure Schedule sets forth all leases pursuant to which Facilities are leased by the Company (as lessee), true and correct copies of which have been delivered to Parent. Such leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company occupies or uses Facilities. Except as set forth on Section 2.10 of the Company Disclosure Schedule, the Company has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such leases, free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor.

(b) Also set forth on Section 2.10 of the Company Disclosure Schedule is a listing of the machinery, equipment and other tangible personal property with an original cost in excess of $50,000 owned by the Company or any Subsidiary of the Company, and a listing of all leases under which the Company or any Subsidiary of the Company leases any personal property as of the date of this Agreement requiring annual rental payments in excess of $50,000, together with a description of such personal property. Except as set forth on Section 2.10 of the Company Disclosure Schedule, all of the assets and properties of the Company and each Subsidiary of the Company are reflected on the Financial Statements (except to the extent not required to be so reflected by US GAAP).

(c) The Company and each Subsidiary of the Company are in compliance in all material respects with the terms and conditions of the agreements set forth on Section 2.10 of the Company Disclosure Schedule and, to the knowledge of the Company, no event has occurred nor does any circumstance exist that (with or without notice or lapse of time or both) could reasonably be expected to result in a material breach or material default by the Company or any Subsidiary of the Company or any other Person under any such agreement. Since January 1, 2004, neither the Company nor any Subsidiary of the Company has given or received written notice of any violation or of any default under (in each case, whether actual or alleged) any agreement set forth on Section 2.10 of the Company Disclosure Schedule.

(d) The Company and each Subsidiary of the Company has good and valid title to all of the material tangible assets and properties, real and personal, owned by it, and good and valid leasehold interests to all material tangible assets or properties, real or personal, leased by it from third parties. Except as set forth on Section 2.10 of the Company Disclosure Schedule, all assets and properties owned by the Company or any Subsidiary of the Company are free and clear of all Encumbrances and Liens, except for Permitted Encumbrances.

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(e) To the Company’s knowledge, there are no condemnation, environmental, zoning or other land use regulation proceedings, either pending or threatened, that would detrimentally affect the use and operation of the Company’s leased real property for its intended purpose.

2.11	CONDITION OF ASSETS

The Company owns or leases all personal property (other than Intellectual Property, as they are addressed in Section 2.21 below) necessary for the conduct of the business as currently conducted, and such personal property (taken as a whole) is in such operating condition and repair (normal wear and tear excepted) as is necessary for the conduct of the business as currently conducted.

2.12	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth on Section 2.12 of the Company Disclosure Schedule, the Company and each Subsidiary of the Company is in material compliance with all applicable Laws and Orders affecting the assets or properties owned or used by the Company or any Subsidiary of the Company or the business or operations of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has been charged with violating, nor, to the knowledge of the Company, threatened in writing with a charge of violating, in each case, in any material respect, any applicable Law or Order relating to any of its or their assets or properties or any aspect of its or their business.

(b) Section 2.12 of the Company Disclosure Schedule contains a complete and accurate list of each material Governmental Permit that is held by the Company or a Subsidiary of the Company. The Governmental Permits listed on Section 2.12 of the Company Disclosure Schedule constitute all of the Governmental Permits necessary for the Company and its Subsidiaries to conduct their businesses as currently conducted. Each Governmental Permit listed on Section 2.12 of the Company Disclosure Schedule is valid and in full force and effect and is not subject to any Proceedings for suspension, modification or revocation. The Company and each Subsidiary is in compliance with the Governmental Permits listed on Section 2.12 of the Company Disclosure Schedule, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

2.13	LEGAL PROCEEDINGS

Except as set forth on Section 2.13 of the Company Disclosure Schedule, the Company has not received a written notice or threat of, nor to the knowledge of the Company does there exist, any Proceeding (i) that has been commenced by or against the Company, any Subsidiary of the Company or any of the officers, directors, employees, stockholders or agents (or former officers, directors, employees, stockholders or agents) of the Company or any Subsidiary of the Company (in each case, in their capacities as such) or that otherwise relates to the business of, or any of the assets or properties owned or used by, the Company or any Subsidiary of the

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Company which, if determined adversely, could reasonably be expected to result in a Company Material Adverse Effect, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

2.14	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 2.14 of the Company Disclosure Schedule, since the Base Balance Sheet Date, there has not been (with regard to the Company and each Subsidiary of the Company) any Company Material Adverse Effect, or any:

(a) Failure to operate the business in the ordinary course so as to use all commercially reasonable efforts to preserve the business intact and to preserve the continued services of the Company’s employees and the goodwill of suppliers, customers and others having business relations with the Company or its representatives;

(b) Damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets or the business of the Company or any of its Subsidiaries;

(c) Amendments or changes to the Organizational Documents;

(d) Adoption, modification or termination of any Employee Benefit Plan;

(e) Declaration, setting aside or payment of any dividends or distribution (whether in cash, stock or property) in respect of any capital stock of the Company, or any redemption, purchase or other acquisition of equity securities of the Company (other than repurchases of Company Common Stock at cost from employees, directors, consultants or contractors in connection with the termination of services under existing repurchase rights or those repurchase rights granted in accordance with standard form employee agreements entered into following the date hereof in accordance with this Agreement);

(f) Acquisition of any equity interest in any other Person;

(g) Sale, lease, license or other disposition of any material properties or assets, other than sales of products and services in the ordinary course of business consistent with past practice;

(h) Payment, loan or advance, or guaranty of any amount to or in respect of, or the sale, transfer, license or lease of any properties or the assets to, or entering into any Contract with, any Related Person, except regular compensation to employees;

(i) New material Contracts, or extensions, modifications, terminations or renewals thereof, except for material Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

(j) Increase in the rate of compensation payable or to become payable to any officer or manager or representative of the Company, including any bonuses, salaries or other compensation to any stockholder, director, officer, consultant, agent, sales representative or employee, except in the ordinary course of business and consistent with past practice;

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(k) Resignation or termination of any management or supervisory personnel of the Company or any Subsidiary of the Company;

(l) Loans made to any person or entity or guarantee of any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses, in each case in the ordinary course of business consistent with past practice);

(m) Cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

(n) Material change in the accounting methods or practices by the Company;

(o) Revaluation of any of the significant assets of Company or any of its Subsidiaries, including the writing down of inventory or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

(p) Failure to pay any material obligation of the Company when due;

(q) Indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company, except in the ordinary course of business and consistent with past practices; or

(r) Agreement by the Company directly or indirectly to do any of the foregoing.

2.15	CONTRACTS; NO DEFAULTS

(a) Except for Contracts described in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or subject to any written Contract:

(i) involving future expenditures or liabilities, actual or potential, in excess of $50,000 after the date hereof or otherwise material to the Company;

(ii) creating any obligations of the Company after the Base Balance Sheet Date which call for payments of more than $10,000 during any month for agreements without a fixed term or more than $50,000 over the term of the agreement for agreements with a fixed term;

(iii) providing for the purchase of all or substantially all of the Company’s or a Subsidiary’s requirements of a particular product from a supplier;

(iv) for joint marketing, teaming or development;

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(v) with any dealer, franchiser, original equipment manufacturer, value-added reseller, or manufacturer’s representative, or sale agent or distributor of products of the Company or any Subsidiary of the Company, in each case involving $50,000 or more, or for the sale of products of the Company or any Subsidiary of the Company not made in the ordinary course of business;

(vi) for a license (other than off-the-shelf, fully paid up, shrink wrap software licenses or standard back-office or administrative software not included in the products of the Company) involving payments of more than $50,000 per year individually, or franchise (as licensor or licensee or franchisor or franchisee);

(vii) involving any arrangement or obligation with respect to the return of products other than on account of standard rejection remedies or a defect in condition, or failure to conform to the applicable Contract;

(viii) with the United States government;

(ix) any collective bargaining agreement;

(x) containing covenants restricting the business activity of the Company or any Subsidiary of the Company or limiting the freedom of the Company or any Subsidiary of the Company or any of their employees to engage in any line of business or to compete with any Person or hire any Person;

(xi) any employment or consulting agreement, contract or commitment between the Company or any Subsidiary of the Company, on the one hand, and its employees, consultants, independent contractors or leased employees, on the other hand, under which the Company or any Subsidiary of the Company has any outstanding obligation or liability (other than agreements that are terminable on thirty (30) days notice or less without penalty);

(xii) with a Related Person;

(xiii) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers or its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

(xiv) pursuant to which the Company or any Subsidiary of the Company acquired any assets outside the ordinary course of business involving $50,000 or more; or

(xv) any other Contract under which the consequences of a breach or default could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 2.15 of the Company Disclosure Schedule:

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(i) Each Contract required to be identified in Section 2.15 of the Company Disclosure Schedule is in full force and effect and is valid and enforceable against the Company or such Subsidiary of the Company and, to the knowledge of the Company, against the other parties thereto, in accordance with its respective terms.

(ii) The Company and each of the Subsidiaries of the Company is in compliance in all material respects with all applicable terms and requirements of each Contract required to be identified in Section 2.15 of the Company Disclosure Schedule.

(iii) To the knowledge of the Company, all other parties to any Contract required to be identified in Section 2.15 of the Company Disclosure Schedule are in compliance in all material respects with all applicable terms and requirements of such Contract.

(iv) To the knowledge of the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time or both) could reasonably be expected to result in a material breach of or material default under any Contract required to be identified in Section 2.15 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any written notice of any default or threat thereof with respect to any Contract required to be identified in Section 2.15 of the Company Disclosure Schedule.

(v) To the knowledge of the Company, the Company has not entered into any oral contract under which the consequences of a breach or default could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.16	INSURANCE

(a) Section 2.16 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies of the Company and each Subsidiary of the Company, which policies are in full force and effect in accordance with their terms. The Company is not in default under any such policies. True, correct and complete copies of all insurance policies of the Company and each Subsidiary of the Company have been furnished to the Parent.

(b) Except for amounts deductible under the policies of insurance listed on Section 2.16 of the Company Disclosure Schedule or with respect to risks assumed as a self-insurer and described in such Section, neither the Company nor any Subsidiary of the Company is, nor has the Company or any Subsidiary of the Company at any time been, subject to any liability as a self-insurer of the business or assets of the Company or any Subsidiary of the Company.

(c) Except as set forth on Section 2.16 of the Company Disclosure Schedule, there are no material claims, by or with respect to the Company, pending under any of the policies of insurance listed on Section 2.16 of the Company Disclosures. The Company has not received any written notice regarding any possible cancellation or termination of any insurance policy, refusal of any coverage or rejection of any material claim under any insurance policy, or material adjustment in the amount of the premiums payable with respect to any such insurance policy. The Company has no knowledge of any insurance carrier’s insolvency or inability to perform its obligations or pay any claims pursuant to any of the insurance policies maintained by the Company.

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2.17	ENVIRONMENTAL MATTERS

(a) Each of the Company and each Subsidiary of the Company is in material compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by the Company and each Subsidiary of the Company of all material Governmental Permits required under applicable Environmental Laws to conduct their business as currently conducted. Neither the Company nor any Subsidiary of the Company has received any notice, and is not aware of any such notice, actual or threatened, to the effect that: (i) it is not in compliance with, or is in violation of, any such Environmental Laws or Governmental Permits required thereunder or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company or any of its Subsidiaries to comply with, or result in a violation by any of them of, any such Environmental Laws or Governmental Permits required thereunder. Neither the Company nor any Subsidiary of the Company has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Governmental Permit, and the Company and each Subsidiary of the Company have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, handling, or disposal of any Hazardous Materials.

(b) Environmental Claims. There are no existing or, to the knowledge of the Company, potential Environmental Claims against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notification or otherwise has any knowledge, of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, Release or threatened Release at any location or any Facilities of any Hazardous Materials generated or transported by the Company or any of its Subsidiaries.

(c) Hazardous Materials. Neither the Company, nor any Subsidiary of the Company, nor any other Person acting on behalf of the Company or any Subsidiary of the Company (solely with respect to any such other Person, with the Company’s knowledge or the knowledge of any Subsidiary of the Company) has disposed of, transported, stored or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any Facilities; or (iii) any site which, pursuant to CERCLA or any similar state Law, has been placed on the National Priorities List, CERCLIS or their state equivalents. During the period the Company, any Subsidiary of the Company or any predecessor in interest has operated or possessed any Facility, neither the Company nor any of its Subsidiaries has knowledge of any past or present occurrence a Release, or threatened Release, of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any Facilities other than Releases authorized by Environmental Laws including, without limitation, the Governmental Permits required hereunder. No Hazardous Materials are currently located on any of the Facilities that would give rise to any corrective action by or remedial obligation of the Company or any of its Subsidiaries under Environmental Laws.

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2.18	EMPLOYEES

(a) The Company has made available to Parent on request a complete and accurate list of the following information for each employee of the Company and each Subsidiary of the Company: name; job title; department; base salary; bonus; vacation accrued; date of hire.

(b) To the knowledge of the Company, no officer or employee of the Company or any Subsidiary of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer or employee and any other Person that could materially adversely affect: (i) the performance of his duties as an officer or employee of the Company or any Subsidiary of the Company; or (ii) the ability of the Company or any Subsidiary of the Company to conduct its business.

(c) Neither the Company nor any Subsidiary of the Company has had a “Plant Closing” or a “Mass Layoff” within the meaning of the federal Workers Adjustment and Retraining Notification Act of 1988 (“WARN”).

(d) The Company has delivered to the Parent or its counsel prior to the date hereof true and complete copies of any employment agreements and any procedures and policies relating to the employment of employees of the Company and all of the Subsidiaries of the Company and the use of temporary employees and independent contractors by the Company and any Subsidiaries of the Company (including summaries of any procedures and policies that are unwritten).

(e) Set forth on Section 2.18 of the Company Disclosure Schedule is a list of all Contracts entered into by the Company or a Subsidiary of the Company, on the one hand, and an employee or director of the Company, on the other hand: (i) after the Base Balance Sheet Date; and/or (ii) in contemplation of the transactions contemplated by this Agreement.

2.19	EMPLOYEE BENEFITS

(a) Except for the Employee Benefit Plans listed on Section 2.19(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company (either individually or collectively) maintains, has an obligation to contribute to or has any actual or contingent liability with respect to any Employee Benefit Plan. The Company has delivered to the Parent or its counsel prior to the date hereof true and complete copies of: (i) plan instruments and amendments thereto for all Employee Benefit Plans (or written summaries of any Employee Benefit Plans that are unwritten) and related trust agreements, insurance and other material contracts, summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each Plan; (ii) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed; and (iii) where applicable, the most recent (w) opinion, notification and determination letters, (x) audited financial statements, (y) actuarial valuation reports and (z) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan.

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(b) Neither Company nor any Subsidiary of the Company has or has ever had an ERISA Affiliate.

(c) Neither the Company nor any Subsidiary of the Company maintains or has ever maintained or contributes to or has ever contributed to an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan) and no facts exist under which the Company or any Subsidiary of the Company could incur any liability under Title IV of ERISA.

(d) With respect to each Employee Benefit Plan: (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject the Parent, the Surviving Corporation or the Company or any Subsidiary of the Company, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code; and (ii) to the knowledge of the Company no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan, for whose conduct the Company or any Subsidiary in any material respect of the Company could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

(e) Each Employee Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured; neither the Company nor any Subsidiary of the Company is obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

(f) Each Employee Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination or opinion letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and there are no circumstances that are likely to result in revocation of any such favorable determination or opinion letter. No Pension Plan has assets other than securities listed on a public exchange, mutual fund shares registered under federal law, publicly traded debt or government debt instruments, or participant loans extended in accordance with such a Pension Plan’s terms. Each Employee Benefit Plan is and has been operated in material compliance with its terms and all applicable Laws, Orders or governmental rules and regulations currently in effect with respect thereto, and by its terms can be amended and/or terminated at any time in accordance with applicable law. As of and including the Closing Date, the Company and each Subsidiary of the Company: (i) shall have performed all material obligations required to be performed by it under, and shall not be in material default under or in material violation of any Employee Benefit Plan; and (ii) shall have made all contributions or payments required to be made by it up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals (including accruals for 401(k) match, if any) therefor have been provided for and are reflected on the Financial Statements provided to Parent by the Company. All notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code and certifications under the Health Insurance Portability and Accountability Act) have been timely made.

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(g) Neither the Company nor any Subsidiary of the Company has received written notice or is aware of any Proceeding (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and there are no facts that could give rise to any such Proceeding.

(h) There are no complaints, charges or claims against the Company or any Subsidiary of the Company pending or, to the Company’s knowledge, threatened to be brought by or filed with any Governmental Authority and no facts exist as a result of which the Company or any Subsidiary of the Company could have any liability resulting in a Company Material Adverse Effect based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company or any Subsidiary of the Company as an independent contractor or “leased employee” (within the meaning of Section 414(n) of the Code) rather than as an employee.

(i) (i) No Employee Benefit Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company Capital Stock; and (ii) except as set forth on Section 2.19(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (x) entitle any employee or former employee of the Company or any Subsidiary of the Company to any payment, (y) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee or former employee or (z) result in any parachute payment under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered. The Company will take all actions within its control to ensure that all actions required to be taken by a fiduciary of any Employee Benefit Plan in order to effectuate the transactions contemplated by this Agreement shall comply with the terms of such Plan, ERISA and other applicable Laws.

(j) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (through insurance or otherwise) with respect to any employee or former employee of the Company or any Subsidiary of the Company beyond their retirement or other termination of service other than: (i) coverage mandated by applicable Law; (ii) retirement or death benefits under any Pension Plan; (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise; (iv) deferred compensation benefits accrued as liabilities on the consolidated books of the Company; or (v) benefits in the nature of severance pay.

(k) No Employee Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

(l) No Employee Benefit Plan, other than a Pension Plan, is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.

(m) Neither the Company nor any Subsidiary of the Company has proposed, agreed to or announced any changes to any Employee Benefit Plan that would cause a material increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) or to change any employee coverage which would cause a material increase in the expense of maintaining any such plan.

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(n) The Company has made available to Parent a true and complete list of each current or former employee, officer or director of the Company or any Subsidiary of the Company who holds: (i) any option to purchase Company Capital Stock, together with the number of shares of Company Capital Stock subject to such option, the option price of such option (to the extent determinable), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option; (ii) any shares of Company Capital Stock that are restricted as a result of an agreement with the Company or the stock plan of the Company; and (iii) any other right, directly or indirectly, to receive Company Capital Stock or any other compensation based in whole or in part on the value of Company Capital Stock, together with the number of shares of Company Capital Stock subject to such right.

(o) Section 2.19(o) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all agreements with consultants who are individuals obligating the Company or any Subsidiary of the Company to make annual cash payments in an amount exceeding $250,000; and (ii) all agreements with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Benefit Plans obligating the Company or any Subsidiary of the Company to make annual cash payments in an amount exceeding $250,000.

2.20	LABOR RELATIONS

Except as set forth on Section 2.20 of the Company Disclosure Schedule:

(a) The Company and each Subsidiary of the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and none of them is engaged in any unfair labor practice.

(b) No collective bargaining agreement with respect to the business of the Company or any Subsidiary of the Company is currently in effect or being negotiated. Neither the Company nor any Subsidiary of the Company has encountered any attempt by any labor union or collective bargaining organizing activity to make the Company conform to the demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. Neither the Company nor any Subsidiary of the Company has any obligation to negotiate any such collective bargaining agreement.

(c) To the knowledge of the Company, there are no labor strikes, slowdowns or work stoppages pending or threatened with respect to the employees of the Company or any Subsidiary of the Company.

(d) There is no representation claim or petition pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any state or local labor agency.

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(e) There are no complaints or charges pending, or to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company before the National Labor Relations Board or any state or local labor agency.

(f) To the knowledge of the Company, no charges with respect to or relating to the business of the Company or any Subsidiary of the Company are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

(g) Section 2.20(g) of the Company Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due, or claimed in writing to be due, from the Company or any Subsidiary of the Company to any Person whose employment with the Company or any Subsidiary of the Company was terminated.

(h) Neither the Company nor any Subsidiary of the Company has received written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation of the Company or any Subsidiary of the Company, and, to the knowledge of the Company, no such investigation is in progress as of the date hereof.

(i) Neither the Company nor any Subsidiary of the Company is and, to the knowledge of the Company, no employee of the Company or any Subsidiary of the Company is, in violation in any material respect of any employment agreement, non-disclosure agreement or non-compete agreement regarding an employee’s employment with the Company or any Subsidiary of the Company.

(j) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company is liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

(k) The Company and all Subsidiaries of the Company do not have and will not have as of the Closing Date, any contingent liabilities for sick leave, vacation, holiday pay, severance pay or similar items not set forth in the Most Recent Financial Statements, except for such obligations incurred in the ordinary course of business and consistent with past practices.

2.21	INTELLECTUAL PROPERTY

(a) Rights. The Company and each Subsidiary of the Company owns all right, title and interest in and to the Intellectual Property (or licenses or otherwise possesses legally valid and enforceable rights to use the Intellectual Property), and the Company and such Subsidiaries of the Company may transfer such rights as contemplated by this Agreement. The Company and each Subsidiary of the Company has made all necessary filings and recordations to protect and maintain its interest in the Intellectual Property.

(b) Agreements. Section 2.21 of the Company Disclosure Schedule contains a true, correct and complete list of all material Contracts licensing the Intellectual Property to third parties or by which the Company has in-licensed Intellectual Property. Other than as set forth on Section 2.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is, nor will it be as a result of the execution and delivery of this Agreement or the

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performance of its obligations hereunder, in breach or violation of any agreement described on Section 2.21 of the Company Disclosure Schedule. Each license of Intellectual Property listed in Section 2.21 of the Company Disclosure Schedule is valid, subsisting, and enforceable, and shall continue in effect on its current terms upon consummation of the transactions contemplated by this Agreement.

(c) Patents. (i) Section 2.21 of the Company Disclosure Schedule contains a true, correct and complete list of all Patents owned by the Company constituting a part of the Intellectual Property, to the knowledge of the Company, all such Patents are valid and subsisting and all maintenance fees, annuities and the like have been paid; (ii) except as set forth on Section 2.21 of the Company Disclosure Schedule, to the knowledge of the Company, none of such Patents is infringed; (iii) except as set forth on Section 2.21 of the Company Disclosure Schedule, none of such Patents has been challenged or threatened in any way by any Person, and, to the knowledge of the Company, none of the products of the Company infringes or is alleged to infringe any rights of any Person; and (iv) all Company products sold or offered for sale have been marked with appropriate patent notice markings.

(d) Trademarks. (i) Section 2.21 of the Company Disclosure Schedule contains a true, correct and complete list of all registered Marks owned by the Company constituting a part of the Intellectual Property; (ii) all such Marks are valid and subsisting; (iii) to the knowledge of the Company, none of such Marks is infringed; (iv) the Company has received no written notice challenging the validity of the Marks; and (v) to the Company’s knowledge, all uses of such registered Marks are in conformance with applicable statutory and common law.

(e) Copyrights. (i) Section 2.21 of the Company Disclosure Schedule contains a true, correct and complete list of all registered Copyrights owned by the Company and Company-owned Software constituting a part of the Intellectual Property; (ii) all such registered Copyrights owned by the Company or a Subsidiary of the Company are valid and enforceable; (iii) to the knowledge of the Company, none of such Copyrights is infringed; and (iv) the Company has received no written notice that its registered Copyrights or the Company products infringe the copyrights of third parties.

(f) Trade Secrets. The Company and each Subsidiary of the Company has taken reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets. To the knowledge of the Company, such Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Company or any Subsidiary of the Company) or to the detriment of the Company or any Subsidiary of the Company. The Company has not received any written notice claiming Trade Secret misappropriation. Appropriate policies are in place that are designed to ensure the continued secrecy, confidentiality and value of such Trade Secrets, including but not limited to appropriate marking of such Trade Secrets as “proprietary” and/or “confidential;” appropriate limiting of access to such Trade Secrets by employees on a “need-to-know” basis; and appropriate confidentiality provisions in agreements executed by employees, contractors, joint venturers and any and all Persons potentially or actually having authorized access to such Trade Secrets.

(g) No Restrictions. To the knowledge of the Company, no Intellectual Property is subject to any outstanding Order, Proceeding (other than pending applications for patents, trademark registration or copyright registration) or stipulation restricting in any manner the licensing, transfer or assignment thereof by the Company or any Subsidiary of the Company.

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(h) Nondisclosure. All current and former employees, contractors, agents and consultants of the Company and each Subsidiary of the Company have executed a nondisclosure and assignment of inventions agreement in a form sufficient to protect the confidentiality and to vest in the Company and each Subsidiary of the Company exclusive ownership of the Intellectual Property. To the knowledge of the Company, no employee, contractor, agent or consultant of the Company or any Subsidiary of the Company has used any Trade Secrets or other confidential information of any other person in the course of their work for the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has written agreements with employees, contractors, agents or consultants with respect to the ownership of inventions, trade secrets or other works created by them as a result of which any such employee, contractor, agent or consultant may have nonexclusive rights to the portions of the Intellectual Property so created by such individual.

(i) Agency Conflicts. To the knowledge of the Company, no officer, employee, contractor, agent or consultant of the Company or any Subsidiary of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, contractor, agent or consultant to be employed or engaged by the Company or any Subsidiary of the Company because of the nature of the business conducted by the Company or any Subsidiary of the Company or relating to the use of Trade Secrets or proprietary information of others, and to the Company’s knowledge and belief, the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject the Company or any Subsidiary of the Company to any liability with respect to any of the foregoing matters.

(j) Intellectual Property and Source Code Escrow. Except as set forth on Section 2.21(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has deposited, or is obligated to deposit, any Intellectual Property or source code regarding its products into any Intellectual Property or source code escrows or similar arrangements and neither the Company nor any Subsidiary of the Company is under any contractual or other obligation to disclose any Intellectual Property or source code or any other material proprietary information included in or relating to its products.

2.22	CERTAIN PAYMENTS

Neither the Company nor any Subsidiary of the Company, nor any director, officer, agent or employee of the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, any other Person associated with or acting on behalf of the Company or any Subsidiary of the Company, has directly or indirectly: (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in violation of the Foreign Corrupt Practices Act, as amended (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, or for special concessions already obtained, or in respect of the Company or any

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Subsidiary of the Company or any Affiliate of the Company or any Subsidiary of the Company; or (b) established or maintained any fund or asset of the Company or any Subsidiary of the Company that has not been recorded in the consolidated books and records of the Company.

2.23	RELATIONSHIPS WITH RELATED PERSONS

Except pursuant to their status as a Company Stockholder, no Related Person has any interest in any assets or properties owned or used by the Company or any Subsidiary of the Company. Except for employment agreements and other compensation arrangements disclosed on Section 2.23 of the Company Disclosure Schedule, no Related Person has borrowed or loaned money or other property to the Company which has not been repaid or returned.

2.24	BROKERS OR FINDERS

Except as set forth on Section 2.24 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

2.25	CUSTOMER RELATIONSHIPS

Section 2.25 of the Company Disclosure Schedule sets forth a true, complete and correct listing of the ten (10) largest customers of the Company (the “Customers”) based upon the amounts for which each such Customer was invoiced during the year ended December 31, 2005. Except as set forth on Section 2.25 of the Company Disclosure Schedule, as of the date hereof, no Customer has given the Company written notice of the termination or any material change in the terms of its business relationship with the Company.

2.26	SUPPLIERS

Section 2.26 of the Company Disclosure Schedule sets forth for the year ended December 31, 2005, the names of the ten (10) largest suppliers to the Company (the “Suppliers”) based on the aggregate value of raw materials and supplies ordered by the Company and all Subsidiaries of the Company relating to the manufacture or production of the Company’s products. Except as set forth on Section 2.26 of the Company Disclosure Schedule, as of the date hereof, no such Supplier has given the Company written notice of the termination or any material change in the terms of its business relationship with the Company, or that such Supplier has discontinued or intends to discontinue manufacturing a product used by the Company.

2.27	INVENTORIES

Neither the Company nor any Subsidiary of the Company has any purchase orders (i) outstanding for raw materials or parts that may not be cancelled or otherwise modified or reduced without penalty and that (ii) obligate the Company to purchase raw materials or parts for a period longer than six (6) months.

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2.28	PRODUCT WARRANTIES; PRODUCT LIABILITY

Attached to Section 2.28 of the Company Disclosure Schedule are complete and correct copies of the standard terms and conditions of sale, license or lease for each of the products or services of the Company and each Subsidiary of the Company containing applicable guaranty, warranty and indemnity provisions. Except as required by Law or as set forth in such standard terms and conditions (and variations thereof agreed upon by the Company in the ordinary course of business consistent with past practice), no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company or any Subsidiary of the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions (and variations thereof agreed upon by the Company in the ordinary course of business consistent with past practice). Except as set forth in Section 2.28 of the Company Disclosure Schedule, there are no existing or, to the knowledge of the Company, threatened claims, against the Company or any Subsidiary of the Company for services or merchandise which are defective or fail to meet any service or product warranties other than in the ordinary course of business consistent with past experience. Except as set forth in Section 2.28 of the Company Disclosure Schedule, no written claim has been asserted against the Company or any Subsidiary of the Company since January 1, 2004 for renegotiation or price redetermination of any completed business transaction. The products of the Company and all Subsidiaries of the Company are free from known significant defects and, to the knowledge of the Company, conform in all material respects to the specifications and documentation furnished to the customers of the Company or any Subsidiary of the Company, copies of which have been made available to the Parent.

2.29	FDA AND REGULATORY MATTERS; CLINICAL TRIALS

(a) With respect to the products of the Company and its Subsidiaries: (i) (A) the Company and each of its Subsidiaries and to the knowledge of the Company each of their respective contract manufactures have obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, including, without limitation, the CE Mark, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the products of the Company or its Subsidiaries in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each product of the Company or its Subsidiaries (collectively, the “Company Approvals”), (B) the Company and each of its Subsidiaries, as the case may be, is in compliance in all material respects with all terms and conditions of each Company Approval and with all applicable Laws pertaining to the Activities to Date with respect to each product of the Company or its Subsidiaries which is not required to be the subject of a Company Approval, (C) except as set forth in Section 2.29(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries, as the case may be, is in compliance in all material respects with all applicable Laws regarding registration, license and certification for each site at which a product of the Company or its Subsidiaries is manufactured, labeled, sold, or distributed, and (D) to the extent that any product of the Company or its Subsidiaries has been exported from the United States, the Company, and to the knowledge of the Company, a contract manufacturer or, as applicable, a Subsidiary of the Company exporting such product, has exported such product in compliance in all material respects with applicable Law; (ii) all manufacturing operations performed by or on behalf of the

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Company or its Subsidiaries have been and are being conducted in all material respects in compliance with the Quality Systems and Good Manufacturing Practices regulations of the FDA and, to the extent applicable to the Company or any of its Subsidiaries, counterpart regulations in the European Union and all other countries where compliance is required; and (iii) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable reporting requirements for all Company Approvals or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under applicable Law.

(b) Section 2.29(b) of the Company Disclosure Schedule sets forth a list of all applicable Medical Device Reports (as defined in 21 CFR 803). The Company has previously provided to Parent a copy of the customary complaint review and analysis reports of the Company and its Subsidiaries relating to the period September 1, 2005 through the date hereof.

(c) Except as set forth in Section 2.29(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or other written communication from the FDA or any other Governmental Authority: (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the products of the Company or its Subsidiaries; or (ii) otherwise alleging any material violation of any Laws by the Company or any of its Subsidiaries.

(d) There have been no mandatory or voluntary recalls or seizures ordered or materially adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Authority with respect to any of the products of the Company or its Subsidiaries, including any facilities where any products of the Company or its Subsidiaries are produced, processed, packaged or stored and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has within the last three (3) years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any product of the Company or its Subsidiaries.

(e) The Company and each of its Subsidiaries have conducted all of their clinical trials in material compliance with all applicable Laws and in material compliance with the stated protocols for such clinical trials.

(f) To the knowledge of the Company, all filings with and submissions to the FDA and any similar regulatory entity in any other jurisdiction made by the Company or any of its Subsidiaries with regard to the products of the Company and its Subsidiaries, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update, and to the knowledge of the Company such filings, submissions and updates comply in all material respects with all applicable regulations of the FDA or such similar regulatory entity regarding material misstatements and omissions to state material facts.

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2.30	FINANCIAL SERVICE RELATIONS; POWERS OF ATTORNEY

Section 2.30 of the Company Disclosure Schedule contains a list of all of the Company’s bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto. Except as set forth in Section 2.30 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any outstanding power of attorney.

2.31	COMPANY ACTION

(a) The Board of Directors of the Company, at a meeting duly called and held, or through an action by written consent, has: (i) determined that the Merger is fair and in the best interests of the Company and its stockholders; (ii) approved the Merger in accordance with the provisions of the DGCL; (iii) approved this Agreement, the transactions contemplated hereby, the Certificate of Merger and the Ancillary Agreements; (iv) authorized the execution and delivery of this Agreement and the Ancillary Agreements; (v) authorized the execution, delivery and filing of the Certificate of Merger with the Delaware Secretary of State; and (vi) directed that this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby and the Merger be submitted to the Company Stockholders for their approval and resolved to recommend that the Company Stockholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and the Merger.

(b) The Company acknowledges and agrees that the Parent shall be entitled, pursuant to the terms of this Agreement and the Affiliate Agreements, to place appropriate legends on the certificates evidencing Merger Shares to be received by Affiliates of the Company and to issue appropriate stop transfer instructions to the transfer agent with respect to the shares of Parent Common Stock received by such Affiliates.

(c) The Company has obtained from each of the Company’s Affiliates and delivered to the Parent, the Affiliate Agreements, in the form attached hereto as Exhibit F.

2.32	COMPANY STOCKHOLDER VOTE REQUIRED

The only votes of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement, the Merger and the other transactions contemplated hereby are (a) the affirmative vote of a majority of the shares of Company Preferred Stock, voting together as a single class on an as-converted basis and (b) the affirmative vote of a majority of the shares of Company Preferred Stock and Company Common Stock, voting together as a single class on an as-converted basis (collectively, the “Stockholder Approval”).

2.33	OUTSTANDING INDEBTEDNESS FOR BORROWED MONEY

Section 2.33 of the Company Disclosure Schedule sets forth, as of the date hereof, (a) the amount of all Indebtedness for Borrowed Money of the Company or any Subsidiary of the Company outstanding (including (i) the interest rate and prepayment penalty applicable thereto, (ii) any Encumbrances or Liens which relate to such indebtedness, and (iii) the name of the lender or the other payee of each such indebtedness); (b) the amount of all lending and commitments to lender; and (c) the amount of all guarantees or sureties of the Company or any Subsidiary of the Company with respect to the obligations of any Person. Complete and accurate copies of all such agreements have been delivered or made available to the Parent. Neither the Company nor any of its Subsidiaries are in default in any material respect with respect to any

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Indebtedness for Borrowed Money or any instrument relating thereto, nor is there any event which, with the lapse of time or giving notice or both, would reasonably be likely to result in any default in any material respect thereunder.

2.34	INFORMATION SUPPLIED BY THE COMPANY

The information supplied by the Company for inclusion in the application (the “Permit Application”) for issuance of a permit pursuant to Section 25121 of the California Code (the “California Permit”) for the qualification of the Merger Shares shall not either at the time the Fairness Hearing is held or the time the qualification of such securities is effective under Section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Permit Application.

2.35	DISCLOSURE

To the knowledge of the Company, no representation or warranty by the Company in this Agreement, as modified by the Company Disclosure Schedules, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statement or facts contained therein not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the Parent disclosure schedule attached hereto as Exhibit I, which shall be delivered by the Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), the Parent and Merger Sub hereby make the following representations and warranties contained in this Article 3 to the Company as of the date hereof and as of the Closing Date. The Parent Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article 3. Unless otherwise specified herein, disclosure made in any particular Section of the Parent Disclosure Schedule shall be deemed made in any other Section or Sections of the Parent Disclosure Schedule to which the relevance of such disclosure is readily apparent from the text of such disclosure.

3.1	ORGANIZATION AND GOOD STANDING

(a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Parent is duly qualified to do business and is in good standing as a foreign corporation under the Laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so licensed or qualified would not have a Parent Material Adverse Effect.

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(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

3.2	AUTHORITY; NO CONFLICT

(a) The Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which each of the Parent or Merger Sub is or will be a party, to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations under this Agreement and each of the Ancillary Agreements to which each of the Parent or Merger Sub is or will be a party. Except for the approval of the stockholders of Parent as may be required under applicable Law or the rules of the Nasdaq National Market, this Agreement has been duly authorized, approved, executed and delivered by the Parent and Merger Sub and constitutes the legal, valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of the Ancillary Agreements to which each of the Parent and Merger Sub is or will be a party has been duly authorized and approved and upon the execution and delivery by the Parent and Merger Sub of such Ancillary Agreements, as the case may be, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Parent and Merger Sub, as the case may be, enforceable against the Parent and Merger Sub in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) Except for the filing of the Permit Application and the issuance of the Fairness Approval by the California Department of Corporations, the filing and effectiveness of the Registration Statement (if required), any filings, notices, consents or approvals required under the HSR Act or any antitrust Law (and all regulations promulgated thereunder) in connection with the transactions contemplated hereunder, and except as set forth on Section 3.2(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement or any Ancillary Agreement by the Parent or Merger Sub, nor the consummation or performance by the Parent or Merger Sub of the Merger or any of the other transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of: (w) any provision of the Organizational Documents of the Parent or the Merger Sub, (x) any resolution adopted by the board of directors or the stockholders of the Parent or the Merger Sub, (y) any Law or Order applicable to the Parent or the Merger Sub or any of their assets or properties, or (z) any Governmental Permit which is held or used by the Parent or the Merger Sub, excluding from clauses (y) and (z) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or preclude the Parent’s or the Merger Sub’s ability to consummate the Merger or the transactions contemplated hereby; or

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(ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent, authorization or approval of or any notice to or filing with any third Person, under any material Contract or debt instrument to which the Parent or the Merger Sub is a party, or to which its or their assets or properties are bound or require the consent, authorization or approval of or any notice to or filing with any Governmental Authority to which either the Parent, the Merger Sub or their respective assets or properties are subject except for any breaches, defaults, rights of termination, cancellation or acceleration, entitlements, consents, approvals, notices or filings which would not, either individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or preclude the Parent’s or the Merger Sub’s ability to consummate the Merger or the transactions contemplated hereby.

3.3	CAPITALIZATION; MERGER SHARES

(a) The authorized capital stock of the Parent consists of: (i) 90,000,000 shares of Parent Common Stock, of which 45,586,762 shares were issued and outstanding as of April 20, 2006, and (ii) 1,622,685 shares of preferred stock, $0.01 par value per share, of which as of the date of this Agreement no shares are issued or outstanding. Each outstanding share of Parent Common Stock has one associated Parent Purchase Right pursuant to the Rights Agreement. All of the authorized and issued capital stock of the Merger Sub are owned of record and beneficially by the Parent.

(b) As of April 17, 2006, 4,432,871 shares were reserved for issuance pursuant to Parent’s stock option and stock purchase plans, of which 3,900,503 are issuable upon the exercise of outstanding, unexercised stock options granted pursuant to Parent’s stock option and stock purchase plans (the “Parent Options”). Except for the Parent Options and Parent Purchase Rights, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent.

(c) The Merger Shares issuable as a result of the Merger have been duly authorized and upon the Effective Time will be validly issued, fully paid and nonassessable. Each Merger Share to be issued at the Effective Time will be accompanied by an associated Parent Purchase Right.

3.4	FILINGS WITH THE SEC

(a) Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, and has previously provided or made available to the Company true and complete copies of all reports filed by the Parent with the SEC since September 1, 2004 (the “Parent SEC Reports”).

(b) The Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as the case may be, in effect on the respective dates thereof. The Parent SEC Reports, when filed pursuant to the Securities Act or Exchange Act, as the case may be, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(c) Except as set forth on Section 3.4 of the Parent Disclosure Schedule, the Parent SEC Reports, as of the date hereof, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each of the Parent financial statements (including the related footnotes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent as of the respective dates or for the respective periods set forth therein, all in conformity with US GAAP consistently applied during the periods covered thereby except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and absence of complete footnotes.

3.5	RIGHTS AGREEMENT

The Parent has taken all actions necessary or appropriate, if any, so that the Parent’s execution and delivery of this Agreement, and the consummating of the transaction contemplated hereby, does not and will not result in the ability of any Person to exercise any Parent Purchase Rights under the Rights Agreement or enable or require the Parent Purchase Rights issued thereunder to separate from the shares of the Parent Common Stock to which they are attached or to be triggered or become exercisable.

3.6	BROKERS OR FINDERS

Except as set forth on Section 3.6 of the Parent Disclosure Schedule, the Company will not be liable for any obligation created by the Parent or any Subsidiary of the Parent or any of their agents for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

3.7	TAXES

Each of the Parent and each of the Subsidiaries of the Parent has filed or caused to be filed with the appropriate Tax Authorities in a timely manner all Returns required to be filed by them except to the extent any failure to so file would not, individually or in the aggregate, have a Parent Material Adverse Effect; (ii) the information on such Returns is complete and accurate in all material respects; (iii) the Parent and each Subsidiary of the Parent has paid in full on a timely basis all Taxes or made adequate provision in the Financial Statements for all Taxes (whether or not shown on any Return) required to be paid by them; (iv) there are no Encumbrances or Liens for Taxes upon the assets or properties of the Parent or the Subsidiaries of the Parent other than for Taxes not yet due and payable; and (v) no deficiencies for Taxes have been claimed, proposed, or assessed in writing by any Tax Authority or other Governmental Authority with respect to the Parent or the Subsidiaries of the Parent, and there are no pending or, to the Parent’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Parent or any Subsidiary of the Parent.

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3.8	REORGANIZATION TREATMENT

(a) Parent has no plan or intention: (i) to liquidate the Company; (ii) to merge the Company into another corporation; (iii) to sell or otherwise dispose of any shares of stock of the Company pursuant to this Agreement, except for transfers permitted by Treasury Regulation Section 1.368-2(k); or (iv) to cause the Company to sell or otherwise dispose of any of its assets, except for (A) dispositions made in the ordinary course of business that do not prevent the continuation of the Company’s “historic business” or use of “historic business assets”, (B) transfers permitted by Treasury Regulation Section 1.368-2(k), (C) dispositions after which the Company would continue to hold the amount of assets set forth in Section 2.9(a) following the Merger (assuming the correctness of the representation set forth in Section 2.9(a)), or (D) transfers to partnerships that satisfy the provisions of Treasury Regulation Section 1.368-1(d)(4)(iii)(B).

(b) Except with respect to open-market purchases of Parent’s stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, neither Parent nor any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3) has any plan or intention to repurchase, redeem or otherwise acquire any of the stock of Parent issued to the Stockholders pursuant to this Agreement. Other than pursuant to this Agreement, neither Parent nor any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3) has acquired any Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(c) Prior to the Merger, Parent will be in direct control of Merger Sub, and following the Merger, Parent will be in direct control of the Company, within the meaning of Section 368(c) of the Code. Parent has no plan or intention to cause the Company, after the Effective Time, to issue additional shares of stock or take any other action that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

(d) Assuming the correctness of the representation set forth in 2.9(b), following the Merger, Parent or a member of its qualified group of corporations (as defined by Treasury Regulation Section 1.368-1(d)(4)(ii)) will continue the “historic business” of the Company (or, alternatively, if the Company has more than one line of business, will continue at least one significant line of the Company’s historic business) or use a significant portion of the Company’s “historic business assets” in a business, in a manner consistent with Treasury Regulation Section 1.368-1(d) (provided, however, that in the event that Section 2.9(b) is or has been breached, this Section 3.8(d) shall not be considered to be or have been breached).

(e) Neither Parent nor Merger Sub is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(f) Assuming the correctness of the representation set forth in Section 2.9(a), following the Merger, the Company will hold assets comprising at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting stockholders, amounts paid by the Company to stockholders who receive cash or other property, amounts used by the Company

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to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is part, and amounts distributed by the Company to stockholders (except for any normal, ordinary dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as Assets held by the Company immediately prior to the Effective Time (provided, however, that in the event that Section 2.9(a) is or has been breached, this Section 3.8(f) shall not be considered to be or have been breached).

(g) Following the Merger, the fair market value of Parent’s assets will exceed the sum of its liabilities.

3.9	PARENT STOCKHOLDER VOTE REQUIRED

As of the date hereof, no vote of any class or series of the Parent’s capital stock is necessary to adopt or approve this Agreement, the Merger and the other transactions contemplated hereby.

ARTICLE IV.

COVENANTS

The parties, as applicable, hereby covenant and agree as follows:

4.1	NORMAL COURSE

From the date hereof until the Effective Time, the Company shall, and shall cause each Subsidiary of the Company to, except as set forth on Section 4.1 of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing: use its commercially reasonable efforts to (i)(A) maintain, in all material respects, its business organization and the business; (B) preserve its goodwill and the confidentiality of its business knowhow, (C) keep available to the Company and its Subsidiaries the services of their current officers and employees and preserve their present material business relationships with their collaborators, licensor, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations, and (D) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage); and (ii) conduct its business in the ordinary course of business consistent with past practice.

4.2	CONDUCT OF BUSINESS

From the date hereof until the Effective Time, the Company shall not, and the Company shall not permit any Subsidiary of the Company to, except as set forth on Section 4.2 of the Company Disclosure Schedule or except as contemplated by this Agreement, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed:

(a) Accelerate, amend or change the period of exercisability of any outstanding Eligible Derivative Security or restricted stock granted under any Company Option Plan or any other employee stock plan of Company or authorize cash payments in exchange for any Option granted under any of such plans (other than the automatic acceleration of, or

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amendments or changes to, the period of exercisability of any outstanding Eligible Derivative Security or shares of restricted stock pursuant to the terms of such Eligible Derivative Security or Company Option Plan in connection with the Merger);

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock (except for the repurchase of shares of Company Common Stock at cost from employees, directors, consultants or contractors in connection with the termination of services pursuant to existing repurchase rights or those repurchase rights granted in accordance with standard form employment agreements entered into following the date hereof in accordance with this Agreement which provide for the repurchase of shares at cost);

(c) Issue (other than pursuant to Company Options outstanding on the date of this Agreement and disclosed on Section 2.3 of the Company Disclosure Schedule, Company Warrants outstanding on the date of this Agreement and disclosed on Section 2.3 of the Company Disclosure Schedule or the conversion of the Company Preferred Stock outstanding on the date of this Agreement), deliver or sell or authorize or propose or commit to the issuance (except pursuant to new hire stock option grants in accordance with the Company’s past practices), delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (other than the grant of Company options to newly hired non-officers, consistent with the Company’s past practices);

(d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets having a value in excess of $50,000 (other than inventory, supplies and other items, in each case, in the ordinary course of business consistent with past practice);

(e) Sell, lease, license or otherwise dispose of any of its properties or assets having a value in excess of $50,000, except for sales of inventory or products, in each case, in the ordinary course of business consistent with past practice;

(f) (i) Increase or agree to increase the compensation (including salary, bonus, benefits or other remuneration) payable or to become payable to any stockholder, director, officer, consultant, agent, sales representative or employee, except for increases in accordance with existing contractual commitments in the ordinary course of business consistent with past practice, provided that any increase in excess of 10% of such person’s existing compensation as of the date hereof will require the prior approval of Parent; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreements with, any employees or officers, other than (A) the payment of severance or termination pay in accordance with any existing contractual commitments (unless such contractual commitments are being

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modified or terminated at or prior to the Closing) or the terms of any Employee Benefit Plan and (B) subject to subparagraph (v) below, entering into employment agreements with new employees in the ordinary course of business consistent with past practice; (iii) enter into any collective bargaining agreement; (iv) establish, adopt, enter into or amend (except as may be required by law) or increase any benefits under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; or (v) forgive any indebtedness of any employee to the Company or any of its Subsidiaries;

(g) Other than the Required Bonus Amounts, pay any bonuses, salaries, commissions or other compensation to any stockholder, director, officer, consultant, agent, sales representative or employee (except in the ordinary course of business consistent with past practice);

(h) Amend its Organizational Documents;

(i) Make any loans to any person or entity or guarantee any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses, in each case in the ordinary course of business consistent with past practice);

(j) Initiate, compromise, or settle any material litigation or arbitration proceeding other than any Scheduled Claim;

(k) Modify, amend or terminate any Contract required to be listed on Schedule 2.15 (other than any immaterial modification or amendment in the ordinary course of business consistent with past practice), or waive, release or assign any material rights or claims, including any write-off or other compromise of any accounts receivable of Company or any of its Subsidiaries;

(l) Make or rescind any Tax election, settle or compromise any material Tax liability or amend any Tax return;

(m) Materially change its methods of accounting as in effect at December 31, 2005 except as required by US GAAP, Law or Governmental Authority;

(n) Make or commit to make any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

(o) Enter into any new license for any Intellectual Property (other than off-the-shelf, shrink wrap software licenses or standard back-office or administrative software not included in the products of the Company) to or from any third party other than in the ordinary course of business consistent with past practice;

(p) Revalue any of the significant assets of Company or any of its Subsidiaries, including the writing down of inventory other than in the ordinary course of business consistent with past practice;

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(q) Close any Facility;

(r) Fail to timely pay accounts payable and other obligations in the ordinary course of business in a manner consistent with past practice or accelerate the payment of any accounts receivable other than in the ordinary course of business in a manner consistent with past practice;

(s) Mortgage or pledge any of its property or assets or subject any such assets to any Lien or Encumbrance (other than Permitted Encumbrance);

(t) Hire any employees or retain any consultants (other than non-management or non-supervisory personnel in the ordinary course of business);

(u) Make any payment or other distribution to any Affiliate of the Company or any of its Subsidiaries except for normal employment compensation consistent with past practices;

(v) Create, incur, assume or otherwise become liable for any Indebtedness in an aggregate amount (among the Company and all of the Subsidiaries of the Company) in excess of $50,000, or guarantee or endorse any obligation or the net worth of any Person, other than the incurrence of Indebtedness for Borrowed Money which, when added to the aggregate amount of Indebtedness for Borrowed Money existing as of the date hereof, will not result in the aggregate amount of Indebtedness for Borrowed Money exceeding $11,900,000 at any time;

(w) Create, incur, assume or otherwise become liable for any material contingent liability as guarantor or otherwise with respect to the obligations of others;

(x) Pay, discharge or satisfy any obligation or liability, absolute, accrued, contingent or otherwise, that is not yet due, or, in an aggregate amount (between the Company all of the Subsidiaries of the Company) in excess of $50,000; or

(y) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (x) above.

4.3	STOCKHOLDER APPROVAL

As promptly as practicable, but in no event more than two (2) business days after the receipt of the Fairness Approval or after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption as provided by the DGCL and the Company’s Organizational Documents. The Company shall not include in any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) any information with respect to Parent, the form and content of which shall not have been approved by Parent prior to such inclusion, which approval shall not be unreasonably withheld. All information delivered to the Company Stockholders in connection with obtaining the Stockholder Approval and any other notices required to be delivered to Company Stockholders in accordance with the DGCL shall be accurate and complete in all material respects as of the

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date of its delivery to the Company Stockholders. The Company shall use its commercially reasonable efforts to obtain the consent of its Stockholder to approve the Merger and this Agreement and each other transaction contemplated hereby which requires such approval, and to enable the Closing to occur as promptly as practicable following the distribution of the Soliciting Materials. The Company and the Parent shall mutually agree as to whether the approval of this Agreement and the Merger and the transactions contemplated hereby by the Company Stockholders shall be sought by written consents or by means of a duly called, convened and held meeting of the Company Stockholders (the “Company Stockholders Meeting”). The Company shall, through its Board of Directors, recommend to the Company Stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided however, that in the event of a Company Takeover Proposal, Board of Directors of the Company may withdraw or modify such recommendation if (but only if): (i) the Board of Directors of the Company has received a Company Superior Proposal; and (ii) the Company has complied with the provisions of Section 4.6, but any such withdrawal of recommendation shall not obviate the obligation to hold the Company Stockholders Meeting.

4.4	CERTAIN FILINGS

(a) The Company shall cooperate with the Parent with respect to all filings with Governmental Authorities that are required to be made by the Company to carry out the transactions contemplated by this Agreement. The Company shall assist the Parent and the Merger Sub in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which the Parent may reasonably request in connection with the consummation of the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing, if the Merger and the transactions contemplated hereby are subject to the HSR Act or to any foreign or supranational antitrust, competition, merger control, foreign investment or similar laws or regulations, the parties hereto shall promptly and in good faith file or cause to be filed the appropriate notifications with respect to the Merger and such transactions. Each party hereto shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation. Each party shall (A) promptly notify the other party of any communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other party or the other party’s counsel to review in advance any proposed written communication to any Governmental Authority; (B) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement without first consulting with the other party, and to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate therein; and (C) with the exception of business documents deemed confidential by the holder (including documents submitted as attachments to each of the Parent’s Notification and Report Form under the HSR Act), each party shall furnish the other party with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) with any Governmental Authority or members of their respective staffs with respect to this Agreement. The Parent shall bear the responsibility for any required HSR Act filing fees or such other filing fees required under the foreign or supranational antitrust, competition, merger control, foreign investment or similar laws or regulation related to this Agreement.

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4.5	NOTIFICATION OF CERTAIN MATTERS

(a) The Company shall promptly notify Parent of: (i) the occurrence or non-occurrence of any fact or event of which the Company has knowledge which would be reasonably likely (x) to cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time, or (y) to cause any covenant, condition or agreement of the Company in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Company, or the right of the Parent and the Merger Sub to rely thereon, or the conditions to the obligations of the Parent, or the remedies available hereunder to the Parent. The Company shall give prompt notice to the Parent of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

(b) The Parent shall promptly notify the Company of: (i) the occurrence or non-occurrence of any fact or event of which the Parent has knowledge which would be reasonably likely (x) to cause any representation or warranty of the Parent or Merger Sub contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time or (y) to cause any covenant, condition or agreement of the Parent or Merger Sub or in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Parent or Merger Sub, or the right of the Company to rely thereon, or the conditions to the obligations of the Company, or the remedies available hereunder to the Company. The Parent shall give prompt notice to the Company of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

4.6	NO SOLICITATION

(a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article 10, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person: (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action that could reasonably be expected to lead to a Company Takeover Proposal; or (ii) participate in any discussions or negotiations with any Person regarding any Company Takeover Proposal (except for the sole purpose of notifying such Person of the existence of these provisions).

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(x) Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company Stockholders under applicable Law, the Company may, in response to a Company Takeover Proposal which did not otherwise result from a breach of this Section 4.6(a), which the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, is reasonably likely to lead to a Company Superior Proposal, and which is made known to or received by the Company prior to the obtaining of the approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to Section 4.3, and subject to providing prior written notice of its decision to take such action to the Parent pursuant to paragraph (c) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement) and (B) participate in discussions or negotiations regarding such Company Takeover Proposal (a “Company Takeover Response”). Notwithstanding the foregoing, for purposes of this Agreement, the term “Company Takeover Response” shall not include the following: (i) any Company response to an unsolicited Company Takeover Proposal which does nothing more than provide to the party making such unsolicited Company Takeover Proposal (an “Interested Acquiror”) copies of this Agreement and any of the Ancillary Agreements prior to the time that this Agreement or any of the Ancillary Agreements are publicly filed as an exhibit to the Parent’s SEC filings; (ii) if in response to a specific request made by an Interested Acquiror, the Company’s independent financial advisor and/or its legal counsel engages in non-substantive discussions with such Interested Acquiror for the sole purpose of clarifying the procedural requirements set forth in this Agreement to be followed by such Interested Acquiror, the Company’s Board of Directors and the Company Stockholders in order to consummate such Interested Acquiror’s Company Takeover Proposal; provided, however, that upon such Interested Acquiror’s receipt of such information requested by the Interested Acquiror, the Company shall not be permitted to engage in any further communications with such Interested Acquiror except to the extent permitted by this Section 4.6; or (iii) the provision by the Company of financial information or other information regarding the Company pursuant to a contractual obligation of the Company existing as of the date hereof if, and only if, the party receiving such information from the Company is a party to such contractual obligation and such party is not a Person making a Company Takeover Proposal.

(b) Except as expressly permitted by this Section 4.6, neither the Company nor the Board of Directors of the Company nor any committee thereof shall: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation to the Company Stockholders by such Board of Directors or any committee thereof of this Agreement, the Merger or the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any express or implied letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to Section 4.3, the Board of Directors of the Company, to the extent that it determines in good faith, after

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consultation with its outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company Stockholders under applicable law, may (subject to this and the following sentences) recommend any Company Superior Proposal, but only at a time that is after the third business day following the Parent’s receipt of written notice from the Company advising the Parent that the Board of Directors of the Company is prepared to recommend a Company Superior Proposal, specifying the terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal. During the three (3) business day period following the Parent’s receipt of written notice from the Company advising the Parent that the Board of Directors of the Company is prepared to recommend a Company Superior Proposal, the Parent may make, and in such event the Company shall consider, subject to the fiduciary duties of the Company’s Board of Directors, a counterproposal to such Company Superior Proposal.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.6, the Company shall advise the Parent in writing as promptly as practicable (but in any event within twenty four hours) of (i) any request for nonpublic information relating to any potential Company Takeover Proposal or (ii) any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. The Company will keep the Parent reasonably informed on a current basis of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

4.7	EMPLOYEE MATTERS

(a) Parent shall cause the Surviving Corporation to adopt and/or continue all Employee Benefit Plans of the Company identified in Section 2.18 of the Company Disclosure Schedule as of the Closing Date; provided, however, Surviving Corporation shall retain the sole discretion to amend, restate, merge or terminate any such Employee Benefit Plan at any time after the Closing; further provided that if Parent elects to amend, restate, merge or terminate any or all of such Employee Benefit Plans it shall, at a minimum, continue to provide employees of Company who become employees of the Surviving Corporation after the Closing Date benefits which, in the aggregate, are equivalent to those provided to similarly situated employees of the Parent or a combination of such benefits and those available under Company’s Employee Benefit Plans.

(b) For purposes of eligibility, vesting and, except with respect to any pension benefit plan or retiree medical plan, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits) under each of Parent’s or Surviving Corporation’s employee benefit plans, programs and arrangements in which an employee of Company who is employed as of the Closing Date and who becomes an employee of Parent or the Surviving Corporation immediately following the Closing participates, Parent shall grant, or shall cause the Surviving Corporation to grant, each such employee with credit for all service with Company to the extent permitted by law.

(c) Concurrent with the consummation of the Merger, the Company shall make payments to each employee for any bonus amounts that such employee may be entitled to under the Company’s Employee Incentive Bonus Program for Fiscal Year 2006 as set forth in Section

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4.7(d) of the Company Disclosure Schedule (the “Required Bonus Amounts”) it being understood that from and after the Effective Time, all employees shall be subject to the terms and conditions of Parent’s bonus policies.

(d) It is expressly agreed that the provisions of this Section 4.7 are not intended to be for the benefit of or otherwise enforceable by any third Person, including, without limitation, any employee of the Company, or any collective bargaining unit or employee organization. Without limiting the foregoing, nothing contained in this Agreement shall create or imply any obligation on the part of the Parent or the Surviving Corporation to provide any continuing employment right to any individual on or after the Effective Time.

4.8	ACCESS TO INFORMATION; CONFIDENTIALITY

Upon reasonable written notice, each party shall permit representatives of the other to have access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the other party) to all premises, properties, financial and accounting records, Contracts, other records and documents, and personnel of or pertaining to such party, all in accordance with the terms of the Confidentiality Agreement; provided that the representatives of the Company may have the access to the Parent permitted hereunder only in order to conduct customary due diligence regarding the completeness of the Parent SEC Reports, the subject matter of the Parent’s representations and warranties under Article 3, the Parent Disclosure Schedule and the other information set forth herein as the Company may reasonably request. No investigation or examination by either party shall diminish, obviate or constitute a waiver of the enforcement of any of the representations, warranties, covenants or agreements of the other party under this Agreement.

4.9	COMMERCIALLY REASONABLE EFFORTS; FURTHER ACTION

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts (exercised diligently and in good faith) to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, authorizations and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. In the event that the Company shall fail to obtain any third party consent required in connection with the transactions contemplated hereby, the Stockholder Representative shall use commercially reasonable efforts, and take all such actions reasonably requested by the Parent, to minimize any adverse effect upon the Surviving Corporation, the Parent and the Company, their respective Subsidiaries, and their respective businesses, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(b) Notwithstanding any provision of this Agreement to the contrary, the Parent shall not be obligated to divest, abandon, license, dispose of, hold separate or take similar action with respect to any portion of the business, assets or properties (tangible or intangible) of the Parent, any of its Subsidiaries or the Company in connection with seeking to obtain or obtaining any waiver, consent, authorization or approval of any Person associated with the consummation of the transactions contemplated hereby or otherwise.

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(c) If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the Stockholder Representative and the officers and directors of the Company and the Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

4.10	PROXY STATEMENT; PARENT STOCKHOLDER MEETING.

(a) If, after the date of this Agreement and prior to Closing, the closing stock price of Parent’s Common Stock as quoted on the Nasdaq National Market reaches a price that would reasonably be expected to result in the possible number of Merger Shares to be issued by Parent in the Merger to be equal to a number that would require the Parent’s stockholders to approve this Agreement and the Merger under applicable Law or the rules of the Nasdaq National Market, the Parent shall (i) promptly notify the Company of such requirement and (ii) shall use its commercially reasonable efforts to obtain the approval of the Parent’s stockholders to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable (subject to the determination by the Board of Directors of the Parent in good faith, after consultation with its outside counsel, that recommending that the Parent’s stockholders approve the Merger and this Agreement in accordance with clause (ii) above would be inconsistent with the proper discharge of its fiduciary duties to the Parent’s stockholders under applicable Law). As promptly as practical after such notification, the Parent shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Parent in connection with the meeting of Parent’s stockholders to consider this Agreement and the transactions contemplated thereby (the “Parent Stockholder Meeting”). Upon request of the Parent, the Company shall promptly provide the Parent with any required information about the Company or the Company Stockholders for inclusion in the Proxy Statement. Parent will promptly respond to any comments of the SEC and will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as practicable after such filing and Parent will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC. Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for supplements to the Proxy Statement or for additional information, and each party will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.10 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in a supplement to the Proxy Statement, Parent will promptly inform the Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, such supplement.

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(b) The Company hereby covenants and agrees that (i) the information to be supplied by the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Parent, at the time of the Parent Stockholder Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholder Meeting which has become false or misleading; and (ii) if at any time prior to the Closing any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent.

(c) Parent hereby covenants and agrees that (i) the information (except for information to be supplied by the Company for inclusion in the Proxy Statement, as to which Parent makes no representation) in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Parent, at the time of the Parent Stockholder Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholder Meeting which has become false or misleading, and (ii) if at any time prior to the Closing any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

4.11	FINANCIAL INFORMATION AND ACCOUNTANTS CONSENTS

(a) Prior to the Closing, the Company shall (i) provide such information, assistance and cooperation as the Parent may reasonably request in connection with any offering, financing or Parent filings under the Exchange Act, including, without limitation, assisting with the preparation of information packages, Rule 144A offering memoranda, prospectuses and registration statements filed under the Securities Act and reports under the Securities Act (the “Public Filings”), (ii) cooperate with the Parent so the Parent can obtain information sufficient for the Parent to comply with the requirements for the Management’s Discussion and Analysis portion of the Public Filings, (iii) use commercially reasonable efforts to cause the officers of the Company to execute any reasonably necessary officers’ certificates or management representation letters to the Company’s accountants to issue unqualified reports with respect to the financial statements to be included in any Public Filings, (iv) upon reasonable prior notice, use commercially reasonable efforts to make senior management and other representatives of the Company available to participate in the preparation of any Public Filings or related materials and (v) request from the present and former independent accountants of the Company that they (A) cooperate with and assist the Parent in preparing financial statements with respect to the Company for inclusion by the Parent in the Public Filings, including in compliance with the applicable provisions of Regulation S-X, Form 8-K and Form S-3, (B) participate in drafting sessions related to the preparation of the Public Filings, (C) make work papers available to

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Parent and their respective representatives (subject to Parent entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (D) deliver “comfort-letters” in customary form in connection with any offering or financing, and (E) deliver consents to the inclusion of financial statements required in connection with any Public Filing.

(b) Without limiting the foregoing, as soon as practicable following the date of this Agreement (but in any event at least 20 days prior to the Closing Date), the Company shall have delivered to the Parent historical financial statements and any other financial information with respect to the Company required by Item 9.01 of Form 8-K and Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required in order for the Parent to prepare the pro forma financial information required by Item 9.01 of Form 8-K.

(c) Without limiting the foregoing, not later than forty (40) days after the completion of each fiscal quarter of the Company that occurs during the period from the date of this Agreement through the Closing Date, the Company shall deliver to the Parent quarterly financial statements for the Company and its Subsidiaries (together with any required notes) in a form that substantially complies with the requirements for financial statements included in Quarterly Reports on Form 10-Q filed under the Exchange Act, for the Company and its Subsidiaries, which financial statements shall include a balance sheet, statement of operations and statement of cash flows.

(d) The Company hereby covenants and agrees that the information to be supplied by the Company pursuant to this Section 4.11 shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in such information not false or misleading, or omit to state any material fact necessary to correct any statement in any information previously provided pursuant to this Section 4.11 which has become false or misleading.

4.12	FAIRNESS HEARING, REGISTRATION OF SHARES

Parent, Merger Sub and the Company shall each take all steps reasonably necessary, utilize all commercially reasonable efforts and cooperate with one another to obtain as promptly as practicable the approval of the Commissioner of the California Department of Corporations (the “Commissioner”) of the fairness (the “Fairness Approval”) of the terms and conditions of the Merger and the issuance of the Merger Shares as contemplated by this Agreement after a hearing held pursuant to Section 25142 of the California Corporations Code and the rules of the Commissioner thereunder. The Company shall promptly notify Parent if the Company becomes aware that one of its stockholders intends to dissent or object to the Merger and the transactions contemplated hereby at such hearing. If for any reason whatsoever the Commissioner does not render a Fairness Approval of the terms and conditions of the Merger and the issuance of the Parent Common Stock as contemplated by this Agreement (or if Parent determines in its reasonable judgment not to pursue such a hearing; provided that Parent shall consult with the Company prior to making such determination), the parties hereto agree to take all steps reasonably necessary, utilize all commercially reasonable efforts and cooperate with one another

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to have the issuance of the Merger Shares be issued in the Merger registered with the SEC on Form S-4 or a successor registration form (the “Registration Statement”) by filing with the SEC as promptly as practicable after the decision to utilize the Registration Statement is made, the Registration Statement with respect to the Merger Shares, which shall be in form and substance satisfactory to Parent (but with advance copies provided to the Company for its review and comment, which such comments shall be promptly conveyed by the Company). Each of Parent and the Company will use all commercially reasonable efforts to respond to any comments of the SEC. Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement. As promptly as practicable after comments are received from the SEC, Parent shall file with the SEC an amendment to the Registration Statement and Parent and the Company shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company, such amendment or supplement.

4.13	CAPITALIZATION CERTIFICATE

On the Closing Date, the Company will deliver to Parent and Merger Sub a certificate in the form attached as Exhibit J hereto that sets forth (i) the information required to be set forth on Section 2.3(a) of the Company Disclosure Schedule with respect to all outstanding shares of Company Capital Stock, and Section 2.3(b) of the Company Disclosure Schedule with respect to all outstanding Company Options and Company Warrants, in each case updated to reflect the Company’s capitalization as of immediately prior to the Effective Time (after giving effect to (A) the conversion of all shares of Company Preferred Stock into Company Common Stock pursuant to the Company Certificate of Incorporation as contemplated by Section 1.7(a) hereto and (B) any conversion or exercise of Eligible Derivative Securities), and (ii) the Company Fully Diluted Capitalization and the calculation thereof (the “Capitalization Certificate”), which Capitalization Certificate shall be deemed to be representations and warranties of the Company hereunder.

4.14	SECTION 280(G)

The Company shall use its commercially reasonable efforts to: (i) take such steps necessary to secure from each of Person who is a “disqualified individual” under Section 280G(c) of the Code and who has a right to any severance payments, accelerated vesting and payment of options and other payments, which would be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Payments”), a waiver of such Person’s rights to some or all of the potential 280G benefits (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such Person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional tax under Section 4999 of the Code; and (ii) seek approval of its shareholders of payment of the Potential 280G Payments in a manner that complies with Section

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280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “280(G) Approval”) of (x) the Waived Benefits, and (y) any other Potential 280G Payments that do not constitute a binding obligation of the Company as of the date hereof (the “New Benefits”). In addition, the Company shall deliver to Parent, prior to seeking the 280(G) Approval; drafts of such 280(G) Approval and related analysis, for Parent review and comment, in order to ensure Parent is reasonably satisfied that the 280(G) Approval of the Waived Benefits and New Benefits will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1. To the extent that the 280(G) Approval is not obtained with respect to any Waived Benefits or New Benefits, the Company will not pay any such Waived Benefits or New Benefits.

4.15	FOREIGN QUALIFICATION

The Company shall use its commercially reasonable efforts to, if necessary in accordance with applicable law, qualify to do business in Ontario, Canada.

ARTICLE V.

ADDITIONAL COVENANTS OF THE PARENT

The Parent hereby covenants and agrees as follows:

5.1	CERTAIN FILINGS

The Parent and the Merger Sub will make or cause to be made all filings with Governmental Authorities that are required to be made by the Parent or the Merger Sub to carry out the transactions contemplated by this Agreement.

5.2	LISTING OF MERGER SHARES

The Parent shall use its commercially reasonable efforts to cause the Merger Shares to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

5.3	INDEMNIFICATION AND INSURANCE

(a) The Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former directors and officers of the Company (the “Company Indemnified Directors and Officers”) as provided in the Organizational Documents of the Company, or written agreements with the Company, including but not limited to, those attached to Section 5.3 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms and be guaranteed by Parent for a period of six (6) years from the Effective Time.

(b) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Parent shall maintain in effect, for the benefit of the Company Indemnified Directors and Officers with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Company D&O Policy”); provided, however, that the Parent may substitute in place of the Existing Company D&O Policy, a policy or policies of comparable coverage.

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(c) The performance by the Parent of its obligations under this Section 5.3 shall not limit or prejudice its rights to assert a claim or claims under Article 9 hereof, regardless whether such claim or claims arise out of the same factual circumstances constituting the claim or claims under this Section 5.3, and no Company Stockholder shall be excused from his obligations under Article 9 by virtue of the fact that the item constituting the Parent’s claim thereunder might also constitute the basis for a proper claim by such Company Stockholder under this Section 5.3 in such Company Stockholder’s capacity as a former officer or director of the Company.

(d) This Section 5.3 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Company Indemnified Persons, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

ARTICLE VI.

CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of the Parent and the Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

6.1	REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant hereto (a) shall be complete and correct in all respects on and as of the date hereof (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), and (b) shall be complete and correct in all respects on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), except in the case of clause (a) or (b), for any such failures to be complete and correct that could not reasonably be expected, individually or in the aggregate, to have or give rise to a Company Material Adverse Effect, and except, in the case of either clause (a) or (b), to the extent any such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been complete and correct as of the date so specified.

6.2	PERFORMANCE OF COVENANTS

The Company shall have taken all necessary corporate actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

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6.3	DISSENTING STOCKHOLDERS

Company Stockholders holding not more than 5% of the total outstanding shares of Company’s Capital Stock shall have asserted their appraisal rights pursuant to Section 262 of the DGCL.

6.4	COMPANY STOCKHOLDER APPROVAL

This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Company Stockholders in accordance with the DGCL.

6.5	COMPANY MATERIAL ADVERSE EFFECT

There shall not have been any Company Material Adverse Effect since the date hereof.

6.6	UPDATED CERTIFICATE

The Parent and Merger Sub shall have received a certificate or certificates in the form attached as Exhibit K hereto, dated the Closing Date, signed by the Chief Executive Officer of the Company and the Chief Financial Officer (or if no Chief Financial Officer is then serving, the acting Chief Financial Officer) of the Company certifying as to the satisfaction of the matters set forth in Sections 6.1 through 6.5 hereof.

6.7	PARENT STOCKHOLDER APPROVAL

If required by applicable Law or the rules of the Nasdaq Stock Market, this Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Parent’s Stockholders in accordance with the DGCL.

6.8	NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY

No Order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby; and no written advice shall have been received by the Parent, the Merger Sub or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger. No Law shall be enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated hereby which makes the consummation of the Merger or the other transactions contemplated hereby illegal.

6.9	APPROVALS AND CONSENTS

All material waivers, approvals, authorizations or Orders required to be obtained from Governmental Authorities, and all filings required to be made, by the Company, the Parent and/or the Merger Sub, for the authorization, execution and delivery of this Agreement, the consummation of the transactions contemplated hereby shall have been obtained and made. The applicable waiting period under the HSR Act shall have been terminated or shall have expired without a request for further information under the HSR Act, or in the event of such a request for further information, the waiting period following delivery of such information shall have expired without the objection of either the Federal Trade Commission or the U.S. Department of Justice.

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6.10	NASDAQ LISTING

The Merger Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

6.11	OPINION OF COUNSEL

The Company shall have delivered to the Parent and Merger Sub an opinion of Latham & Watkins LLP counsel to the Company, dated the Closing Date and addressed to the Parent and Merger Sub, in the form attached hereto as Exhibit L.

6.12	FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT

The Fairness Approval shall have been obtained, or, if the Fairness Approval has not been obtained, then the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the effectiveness of the Registration Statement shall have been issued by the SEC, as applicable.

6.13	OTHER DOCUMENTS

At the Closing, the Parent shall receive a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated not more than five days prior to the Closing Date and certificates of good standing as a foreign corporation from each of the jurisdictions set forth on Section 2.1(a) of the Company Disclosure Schedule each dated not more than five days prior to the Closing Date, and a certificate in the form attached hereto as Exhibit M as to the incumbency of the Company’s officers and the adoption of authorizing resolutions.

ARTICLE VII.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

7.1	REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant hereto (a) shall be complete and correct in all respects on and as of the date hereof (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), and (b) shall be complete and correct in all respects on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), except in the case of clause (a) or (b), for any such failures to be complete and correct that could not reasonably be expected,

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individually or in the aggregate, to have or give rise to a Parent Material Adverse Effect, and except, in the case of either clauses (a) or (b), to the extent any such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been complete and correct as of the date so specified.

7.2	PERFORMANCE OF COVENANTS

The Parent and the Merger Sub shall have taken all necessary corporate actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

7.3	PARENT STOCKHOLDER APPROVAL

If required by applicable Law or the rules of the Nasdaq Stock Market, this Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by stockholders of the Parent in accordance with the DGCL.

7.4	PARENT CLOSING CERTIFICATE

The Company shall have received a certificate or certificates in the form attached as Exhibit N hereto, dated the Closing Date, signed by the Chief Executive Officer and Treasurer of the Parent and Merger Sub certifying as to the satisfaction of the matters set forth in Sections 7.1 through 7.3 hereof.

7.5	COMPANY STOCKHOLDER APPROVAL

This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Company Stockholders in accordance with the DGCL.

7.6	NASDAQ LISTING

The Merger Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

7.7	NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY

No Order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby; and no written advice shall have been received by the Parent, the Merger Sub or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger. No Law shall be enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated hereby which makes the consummation of the Merger or the other transactions contemplated hereby illegal.

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7.8	APPROVALS AND CONSENTS

All material waivers, approvals, authorizations or Orders required to be obtained from Governmental Authorities, and all filings required to be made by the Parent and/or the Merger Sub for the authorization, execution and delivery of this Agreement, the consummation of the transactions contemplated hereby shall have been obtained and made. The applicable waiting period under the HSR Act shall have been terminated or shall have expired without a request for further information under the HSR Act, or in the event of such a request for further information, the waiting period following delivery of such information shall have expired without the objection of either the Federal Trade Commission or the U.S. Department of Justice.

7.9	OPINION OF COUNSEL

The Parent and the Merger Sub shall have delivered to the Company an opinion of Brown Rudnick Berlack Israels LLP, counsel for the Parent and the Merger Sub, dated the Closing Date and addressed to the Company, in the form attached hereto as Exhibit O.

7.10	FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT

The Fairness Approval shall have been obtained, or, if the Fairness Approval has not been obtained, then the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the effectiveness of the Registration Statement shall have been issued by the SEC, as applicable.

7.11	OTHER DOCUMENTS

At the Closing, the Company a certificate in the form attached hereto as Exhibit P as to the incumbency of the Parent’s and Merger Sub’s officers and the adoption of authorizing resolutions.

ARTICLE VIII.

TAX MATTERS

8.1	TAX FREE MERGER

(a) Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Merger to qualify, and shall use its commercially reasonable efforts not to, and not to permit or cause any of its Subsidiaries to, take any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

8.2	TAX RETURNS AND PAYMENTS

Parent shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Returns with respect to the Company for all Taxable periods, or portions thereof, ending on or

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prior to the Closing Date (“Pre-Closing Tax Periods”). Parent shall provide the Stockholder Representative with copies of all Returns to be filed pursuant to this Section 8.2. for the Stockholder Representative’s review and comment no later than 30 days prior to the applicable filing deadline for such Returns, and shall take into account all changes and modifications reasonably requested by the Stockholder Representative with respect to such Returns.

ARTICLE IX.

SURVIVAL; INDEMNIFICATION

9.1	SURVIVAL

The covenants, agreements, representations and warranties of the Company contained in this Agreement and each of the Ancillary Agreements to which it is a party, of the Parent contained in this Agreement and each of the Ancillary Agreements to which it is a party and of the Company Stockholders and the Eligible Derivative Security Holders contained in their Letters of Transmittal shall survive the Closing until the twelve month anniversary of the Effective Time, after which time claims for indemnity pursuant to this Article 9 may no longer be made, except as otherwise expressly provided in Section 9.2(c) below and except with respect to the Parent’s representations in Sections 3.7 and 3.8 hereof, which shall not survive the Closing. Notwithstanding the preceding sentence, any claim for indemnification regarding any covenant, agreement, representation or warranty sought under Section 9.2 below shall survive the time at which such covenant, agreement, representation or warranty shall terminate pursuant to the preceding sentence, if notice of such claim for indemnification shall have been given pursuant to the provisions of this Article 9 prior to the twelve month anniversary of the Effective Time or such longer period of time as expressly set forth in Section 9.2(c) below. The covenants, agreements, representations and warranties of the Company, Company Stockholders, the Eligible Derivative Security Holders and the Parent and the rights and remedies that may be exercised by any Indemnified Person shall not be limited, diminished or otherwise affected by or as a result of any information provided, any investigation or examination made by, or any knowledge of, any Indemnified Person or any other party on behalf of any Indemnified Person, except as otherwise contemplated herein.

9.2	INDEMNIFICATION

(a) Indemnification by the Company Stockholders and Eligible Derivative Security Holders

(i) Subject in all cases to the limitations set forth in Section 9.2(c) below, subsequent to the Closing, each Company Stockholder and each Eligible Derivative Security Holder shall defend, indemnify and hold harmless the Parent’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:

(A) resulting from or arising out of any breach of any of the representations, warranties, covenants, conditions or agreements made by the Company in or pursuant to this Agreement or in any Ancillary Agreement to which the Company is a party, or any certificate or instrument of conveyance delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby;

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(B) resulting from or arising out of the Company’s intentional fraud;

(C) resulting from an Excess Indebtedness Claim;

(D) resulting from the breach of any representations or warranties contained in the Capitalization Certificate delivered by the Company pursuant to Section 4.13;

(E) resulting from Scheduled Claim A or Scheduled Claim B (only to the extent of any such Loss not included within the definition of “Indebtedness for Borrowed Money” in calculating Closing Indebtedness); or

(F) resulting from or arising out of any Third Party Action that is instituted or threatened in writing against any of the Parent’s Indemnified Persons with respect to the matters identified in clauses (A), (B), (C), (D) or (E) of this Section 9.2(a)(i).

(ii) Subject in all cases to the limitations set forth in Section 9.2(c) below, subsequent to the Closing each Company Stockholder and Eligible Derivative Security Holder shall individually (but not jointly) defend, indemnify and hold harmless the Parent’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:

(A) resulting from or arising out of any breach of any of the representations, warranties, covenants, conditions or agreements made by such Company Stockholder or Eligible Derivative Security Holder in his, her or its Letter of Transmittal;

(B) resulting from or arising out of such Company Stockholder’s or Eligible Derivative Security Holder’s intentional fraud; or

(C) resulting from or arising out of any Third Party Action that is instituted or threatened in writing against any of the Parent’s Indemnified Persons with respect to the matters identified in clauses (A) or (B) of this Section 9.2(a)(ii).

(b) Indemnification by the Parent

Subject in all cases to the limitations set forth in Section 9.2(c) below, subsequent to the Closing the Parent shall defend, indemnify and hold harmless the Company’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:

(A) resulting from or arising out of any breach of any of the representations, warranties, covenants, conditions or agreements made by the Parent or Merger Sub, in or pursuant to this Agreement or any Ancillary Agreement to which the Parent or Merger Sub is a party, or any certificate or instrument of conveyance delivered by or on behalf of the Parent or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby;

(B) resulting from or arising out of the Parent’s intentional fraud; or

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(C) resulting from or arising out of any Third Party Action that is instituted or threatened in writing against any of the Company’s Indemnified Persons with respect to the matters identified in clauses (A) or (B) of this Section 9.2(b).

(c) Limitations and Conditions on Indemnification

All rights to indemnification under this Article 9 are subject in all respects to the following limitations and conditions:

(A) None of the Company Stockholders, the Eligible Derivative Security Holders or the Parent shall have any indemnification liability under Sections 9.2(a) or 9.2(b), respectively, unless one or more of Indemnified Persons gives written notice to the Stockholder Representative (in the case of an indemnification claim asserted by a Parent Indemnified Person) or the Parent (in the case of an indemnification claim asserted by a Company Indemnified Person) asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, on or before the twelve month anniversary of the Effective Time, except that the following claims may be made without limitation as to time:

(I)	claims under Section 9.2(a)(ii)(A) with respect to: (x) each Company Stockholder’s title to such Company Stockholder’s shares of Company Capital Stock, or (y) each Eligible Derivative Security Holder’s title to such Eligible Derivative Security Holder’s Eligible Derivative Securities (each a “Title Claim”);

(II)	claims under Section 9.2(a)(i)(B) (each a “Company Fraud Claim”), Section 9.2(a)(ii)(B) (each a “Security Holder Fraud Claim”) or Section 9.2(b)(B) (each a “Parent Fraud Claim”);

(III)	claims under Section 9.2(a)(i)(F) (only insofar as a claim under such Section relates to a Company Fraud Claim, Section 9.2(a)(ii)(C) (only insofar as a claim under such Section relates to a Title Claim or a Security Holder Fraud Claim) or Section 9.2(b)(C) (only insofar as a claim under such Section relates to a Parent Fraud Claim).

(B) Indemnification for claims under Section 9.2(a)(i)(A) or a Third Party Action related thereto pursuant to Section 9.2(a)(i)(F) shall be payable by the Company Stockholders and the Eligible Derivative Security Holders only if and to the extent the aggregate amount of all such claims exceeds an amount equal to $500,000 (the “Company Deductible”). Indemnification for claims in respect of Scheduled Claim A shall be payable by the Company Stockholders and the Eligible Derivative Security Holders only if and to the extent the aggregate amount of such claims exceeds an amount equal to $300,000. Indemnification for claims in respect of the Scheduled Claim B shall be payable by the Company Stockholders and the Eligible Derivative Security Holders only if and to the extent the aggregate amount of such claims exceeds an amount equal to $300,000.

(C) Except in the case of Company Fraud Claims, Title Claims, Security Holder Fraud Claims or Third Party Actions related to any of the foregoing, the maximum

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aggregate amount of indemnifiable Losses that may be recovered under this Article 9 from the Company Stockholders and the Eligible Derivative Security Holders shall not exceed the amount of the Escrowed Merger Consideration in the Escrow Fund (the “Company Cap”) and the liability of any Company Stockholder or Eligible Derivative Security Holder under this Agreement shall not exceed that amount equal to such Company Stockholder’s or Eligible Derivative Security Holder’s pro rata interest of the Escrowed Merger Consideration and shall be satisfied solely through the Escrow Fund.

(D) The maximum aggregate amount of indemnifiable Losses that may be recovered under this Article 9 from any Company Stockholder or Eligible Derivative Security Holder for Company Fraud Claims, or a Third Party Action related thereto, shall not exceed the pro rata interest of such Company Stockholder or Eligible Derivative Security Holder in the Adjusted Merger Consideration. Any amount to be paid by a Company Stockholder or an Eligible Derivative Security Holder for indemnification with respect to a Company Fraud Claim or a Third Party Action with respect thereto shall be paid first out of the Escrowed Merger Consideration and thereafter shall be paid by the Indemnifying Persons severally and not jointly.

(E) Indemnification for all Losses arising out of or resulting from a Title Claim, a Security Holder Fraud Claim or a Third Party Action resulting from any of the foregoing shall be payable solely and exclusively by the Company Stockholder or Eligible Derivative Security Holder that committed the intentional fraud giving rise to such Security Holder Fraud Claim or breached the title representation giving rise to such Title Claim (such holder, a “Breaching Holder”). Indemnification for all Losses arising out of or resulting from a Title Claim, a Security Holder Fraud Claim or Third Party Action resulting from or arising out of a Title Claim or Security Holder Fraud Claim shall not be satisfied through a claim against the Escrow Fund; provided, however, that the Parent may recover from the Escrow Fund such Breaching Holder’s pro rata interest in the Escrow Fund, but only pursuant to and in accordance with the terms of the Escrow Agreement. The maximum aggregate amount of indemnifiable Losses that may be recovered under this Article 9 from a Breaching Holder for a Title Claim, or a Third Party Action related thereto, shall not exceed the pro rata interest of such Breaching Holder in the Adjusted Merger Consideration. There shall be no limit on the maximum aggregate amount of indemnifiable Losses that may be recovered from a Breaching Holder for Security Holders Fraud Claims or a Third Party Action related thereto. In no event shall any Company Stockholder or Eligible Derivative Security Holder (other than the Breaching Holder) be liable in any respect for any Title Claim, Security Holder Fraud Claim or a Third Party Action resulting from or arising out of any Title Claim or Security Holder Fraud Claim.

(F) Indemnification for claims under Section 9.2(b)(A) or a Third Party Action related thereto pursuant to Section 9.2(b)(C) shall be payable by the Parent only if and to the extent the aggregate amount of all such claims exceeds an amount equal to $500,000 (the “Parent Deductible”). The Parent’s liability for indemnification under Section 9.2(b) shall not exceed the Company Cap (the “Parent Cap”); provided however that the Parent Cap shall not apply to Losses arising out of or relating to a Parent Fraud Claim or a Third Party Action with respect thereto.

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(G) For all purposes of determining the number of Escrowed Merger Shares to be delivered to an Indemnified Person out of the Escrow Fund pursuant to and in accordance with this Article 9, the Escrowed Merger Shares shall be valued at the Closing Exchange Price.

9.3	DEFENSE OF THIRD PARTY

(a) If a claim for indemnification pursuant to Section 9.2 hereof is to be made by a Parent Indemnified Person or Company Indemnified Person entitled to indemnification hereunder (an “Indemnified Person”), the Parent Indemnified Person or Company Indemnified Person claiming such indemnification will give written notice to the Stockholder Representative (in the case of a Parent Indemnified Person) or the Parent (in the case of a Company Indemnified Person) promptly after the Indemnified Person becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 9.2 hereof (such written notice, a “Claim Notice”), and such Claim Notice shall specify in reasonable detail the individual items of Losses, the basis for the anticipated liability and the nature of the breach of representation, warranty, covenant or agreement giving rise to such Losses. The omission to give a Claim Notice to the Stockholder Representative or the Parent, as the case may be, will not relieve the party obligated to provide indemnification under this Article 9 (an “Indemnifying Person”) of any liability hereunder except, and to the extent that, he or it was prejudiced thereby.

(b) In the case of a claim for indemnification made by a Parent Indemnified Person pursuant to Section 9.2(a)(i)(F) or Section 9.2(a)(ii)(C) (whether pursuant to a lawsuit, other legal action or otherwise, but not including any Tax Contests, a “Third Party Action”), by written notice by the Stockholder Representative to the Parent within thirty (30) calendar days after the Stockholder Representative’s receipt of a Claim Notice relating to such Third Party Action, the Stockholder Representative may, at its own cost and expense, elect to assume control of the defense, investigation, negotiation and settlement of such Third Party Action provided, however, that prior to assuming control of such Third Party Action, the Stockholder Representative shall agree that the Company Indemnified Persons shall be obligated to indemnify the Parent Indemnified Person and hold the Parent Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of such Third Party Action or any judgment in connection with such Third Party Action when and only if it is finally determined that such Parent Indemnified Person is entitled to indemnification pursuant to Section 9.2(a) hereof. The Stockholder Representative shall pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage counsel of its own choice reasonably satisfactory to the Parent Indemnified Person to handle and defend the same, and the Stockholder Representative shall be entitled (but shall not be obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall only be made with the written consent of the Parent Indemnified Person, such consent not to be unreasonably withheld; provided that the Stockholder Representative shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Parent Indemnified Person, or consent to entry of any judgment against the Parent Indemnified Person except with the consent of the Parent Indemnified Person.

(c) In the event the Stockholder Representative elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with Section 9.3(b),

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the Parent Indemnified Person may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Action; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Person and the Parent Indemnified Person and (x) the Parent Indemnified Person has been advised in writing by counsel that there may be one or more legal defenses available to such Parent Indemnified Person that are different from or additional to those available to the Indemnifying Person and in the reasonable judgment of such counsel it is advisable for the Parent Indemnified Person to employ separate legal counsel or (y) the amount of the Escrowed Merger Consideration is reasonably likely to be insufficient to satisfy any Losses resulting from any Third Party Action, the Parent Indemnified Person shall be entitled to retain one firm of separate counsel of its own choosing to participate in the defense and the Indemnifying Person shall reimburse the Parent Indemnified Person for expenses reasonably incurred in connection with the defense of such Third Party Action when and if it is finally determined that such Parent Indemnified Party is entitled to indemnification pursuant to Section 9.2(a). Nothing contained in this Section 9.3(c) shall be deemed to expand, extend, modify, eliminate or otherwise alter the express provisions of Section 9.2(c) relating to the limitations and conditions on indemnification.

(d) If the Stockholder Representative fails to assume the defense of such Third Party Action in accordance with this Section 9.3(c), within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Person against which such Third Party Action has been asserted shall (upon delivering notice to such effect to the Stockholder Representative) have the right to undertake, at the Indemnifying Person’s cost and expense, the defense, compromise and settlement of such Third-Party Action on behalf of and for the account of the Indemnifying Person; provided that such Third Party Action shall not be compromised or settled without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(e) In the event the Stockholder Representative assumes the defense of a Third Party Action pursuant to Section 9.3(b), the Stockholder Representative shall keep the Parent Indemnified Person reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Parent Indemnified Person assumes the defense of the claim pursuant to Section 9.3(c), the Parent Indemnified Person shall keep the Stockholder Representative reasonably informed of the progress of any such defense, compromise or settlement. Each party hereto shall provide the Indemnified Person reasonable access to his, her or its records and personnel relating to any Third Party Claim during normal business hours and shall otherwise cooperate with the Indemnified Person in the defense or settlement thereof. The Indemnifying Person shall be liable for any settlement of any Third Party Action effected pursuant to and in accordance with Section 9.3 and for any final judgment (subject to any right of appeal).

9.4	MISCELLANEOUS

(a) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

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(b) The gross amount with respect to a claim for indemnification for which an Indemnifying Person may be liable to an Indemnified Person pursuant to this Article 9 shall be reduced by: (x) any insurance proceeds actually recovered by or on behalf of the Indemnified Person on account of the indemnifiable Loss; (y) any recoveries actually received by the Indemnified Person from third parties pursuant to indemnification or otherwise with respect thereto (net of cost of recovery); and (z) any tax benefit to such Person attributable to amounts indemnified against. A tax benefit will be considered to be recognized by an Indemnified Person for purposes of this Section 9.4 at the time it reduces the aggregate tax liability of such Indemnified Person.

(c) Following the Closing, the indemnification expressly provided in this Article 9 shall be the sole and exclusive remedy for any breach of representation, warranty, covenant or agreement by the Company, the Company Stockholders, the Eligible Derivative Security Holders, the Parent or Merger Sub under this Agreement, any Ancillary Agreement, or any other agreement or certificate contemplated by the Agreement to which the Company, a Company Stockholder, an Eligible Derivative Security Holder, the Parent or Merger Sub is a party, and the Company, the Company Stockholders, The Eligible Derivative Security Holders, the Parent and Merger Sub hereby waive, from and after the Closing, to the fullest extent permitted by applicable Law, any and all other remedies. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Company, the Company Stockholders, the Eligible Derivative Security Holders, the Parent or Merger Sub, after the consummation of the Merger, to rescind this Agreement or any of the transactions contemplated hereby or thereby.

ARTICLE X.

TERMINATION OF AGREEMENT

10.1	TERMINATION

This Agreement may be terminated at any time prior to the Effective Time, (and whether before or after the approval of the Merger by the Company Stockholders):

(a) by mutual written consent duly authorized by the Boards of Directors of each of the Company and the Parent;

(b) by either the Company or the Parent if: (i) the Merger shall not have been consummated by August 15, 2006, unless Parent has not received the Fairness Approval by July 15, 2006, in which case such date shall be extended to the date that is 90 days after the earlier of (A) July 15, 2006 or (B) the date upon which it was finally determined by the parties hereto that the Fairness Approval will not be granted and that the Registration Statement will be required to be filed in accordance with Section 4.10 (such date as it may be extended, the “Outside Closing Date”); (ii) there shall be a final, nonappeallable Order of a Governmental Entity of competent jurisdiction prohibiting consummation of the Merger; or (iii) there shall be any Law entered, enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

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(c) by the Parent, if it is not in material breach of its obligations under this Agreement and if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 6.1 or 6.2 hereof; and (ii) is incapable of being cured by the Company or is not cured within 30 days following the Company’s receipt of written notice thereof from the Parent of such breach;

(d) by the Company, if it is not in material breach of its obligations under this Agreement and if the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 hereof; and (ii) is incapable of being cured by the Parent or is not cured within 30 days following the Parent’s receipt of written notice thereof from the Company of such breach;

(e) by the Parent, if (i) the Company, the Board of Directors of the Company or any committee thereof shall have recommended to the Company Stockholders any Company Takeover Proposal; (ii) the Company, the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Parent its recommendation of this Agreement, the Merger and the transactions contemplated herein to the Company Stockholders; (iii) the Company shall have failed to include its recommendation of this Agreement, the Merger and the transactions contemplated herein in any proxy or information statement; (iv) the Company has entered into a Company Acquisition Agreement; or (v) a tender or exchange offer relating to twenty five percent (25%) or more of the shares of the Company Capital Stock shall have been commenced by a Person unaffiliated with the Company, and the Company shall not have published, sent or given to its securityholders, within ten business days after such tender or exchange offer is first published, sent or given and made known to the Company, a statement recommending rejection of such tender or exchange offer;

(f) by the Parent, if the Company engages in any Company Takeover Response pursuant to Section 4.6(a)(x); or

(g) by either the Parent or the Company if the approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated hereby shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) within 45 days of the earlier to occur of (i) the date upon which the Fairness Approval was granted, or (ii) the date upon which the Registration Statement was declared effective by the SEC.

10.2	PROCEDURE FOR TERMINATION.

In the event of termination and abandonment of the Merger by the Parent or the Company pursuant to this Article 10, written notice thereof shall forthwith be given to the other party.

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10.3	EFFECT OF TERMINATION.

(a) In the event of termination of this Agreement in accordance with the provisions of this Article 10, this Agreement shall forthwith become void and no party to this Agreement shall have any liability or further obligation to any other party, except as provided in the Confidentiality Agreement and in this Section 10.3 and in Sections 12.1 and 12.2 hereof, which provisions shall survive such termination, and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

(b) In the event of a termination of this Agreement by the Parent pursuant to Section 10.1(c) hereof (provided the Company knowingly or willfully breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement) or 10.1(f) hereof, the Company shall pay the Parent a fee up to the amount of $2,500,000.00 for all reasonable, actual and documented costs and expenses (including reasonable attorneys’, accountants’, advisors’ and consultants’ fees and expenses) incurred by the Parent and the Merger Sub in connection with this Agreement and the transactions contemplated hereby (collectively the “Parent Documented Expenses”). Such amounts payable to the Parent shall be paid, by wire transfer of immediately available funds to an account specified by the Parent, on or before ten business days after the Parent’s written demand therefor.

(c) In the event of a termination of this Agreement by the Parent pursuant to Section 10.1(e) hereof, or in the event of a termination of this Agreement by the Parent or the Company pursuant to Section 10.1(g) hereof, then the Company shall pay the Parent a fee of $8,360,000, less any Parent Documented Expenses previously paid (the “Parent Breakup Fee”). The Parent Breakup Fee shall be paid to the Parent, by wire transfer of immediately available funds to an account specified by the Parent, on or before two business days after a termination by the Parent pursuant to Sections 10.1(e) or 10.1(g) hereof.

(d) To the extent that the Parent Breakup Fee has not already become payable, and if prior to any termination pursuant to Sections 10.1(c) or 10.1(f) hereof, any Person shall have made a bona fide proposal concerning an Company Takeover Proposal and prior to the twelve (12) months after the termination of this Agreement the Company, any of its Subsidiaries, or any Affiliate of the Company enters into a definitive agreement with a third party with respect to a Company Takeover Proposal, consummates a Transaction contemplated with respect to a Company Takeover Proposal or a Company Acquisition Agreement is executed, then prior to, or concurrent with, entering into any such Company Acquisition Agreement or any such Company Takeover Proposal being effected, the Company shall promptly pay the Parent, by wire transfer of immediately available funds to an account specified by the Parent, the Parent Breakup Fee.

ARTICLE XI. DEFINITIONS

(a) Defined Terms. As used herein, the terms below shall have the following meanings.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of capital stock, by contract, or otherwise.

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“Agreement” means this Agreement, including the Schedules and Exhibits hereto.

“Ancillary Agreements” means, collectively, the Voting Agreements, the Escrow Agreement and the Affiliate Agreements, and “Ancillary Agreement” means any one of the other agreements required hereunder.

“Base Balance Sheet Date” shall mean December 31, 2005.

“Closing Exchange Price” means the arithmetic average (rounded to the nearest five decimal places) of the closing price per share of the Parent Common Stock as reported on The Nasdaq National Market for the ten (10) Trading Days ending two Trading Days prior to the Closing Date.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Indemnified Persons” means each of the Company Stockholders and the Eligible Derivative Security Holders.

“Company Material Adverse Effect” means any change, effect, event, circumstance, condition, occurrence or state of facts (any such item, an “Effect”) that is, or would reasonably be expected to be, materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken in to account in determining whether there has been, or will be, a Company Material Adverse Effect: (A) any Effect relating to general economic, regulatory or political conditions in the United States or foreign economies in any locations where the Company has material operations or sales; (B) any Effect attributable to conditions that generally affect the industries in which the Company participates except to the extent such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole; (C) any Effect that results from actions taken by the Company or its Subsidiaries or any Affiliates of the foregoing in compliance with this Agreement; (D) any adverse Effect that results, in whole or in part, from the announcement or pendency of the Merger or any of the other transactions contemplated by the this Agreement (including any cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships, loss of any customers, suppliers, distributors or employees or any claim or litigation); or (E) the failure, in and of itself, of the Company to meet published or internal earnings, revenue estimates or projections, net income or any other measure of financial performance.

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“Company Option Plans” means the Company’s Second Amended and Restated 1996 Stock Option Plan, as amended, and any other equity incentive plan approved by the Company’s or any Subsidiary’s Board of Directors and/or stockholders.

“Company Options” means any and all outstanding options to purchase shares of Company Capital Stock.

“Company Preferred Stock” means, collectively, the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D-1 Preferred Stock, Series D-2 Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series F-1 Preferred Stock, Series F-2 Preferred Stock, Series G-1 Preferred Stock and Series G-2 Preferred Stock of the Company, par value $0.001 per share.

“Company Stockholders” means the holders of the Company Capital Stock.

“Company Superior Proposal” means any written Company Takeover Proposal for: (a) not less than 90% of the Company Capital Stock; or (b) not less than 90% of the assets of the Company, which Company Takeover Proposal the Company Board of Directors in good faith believes is reasonably capable of being completed on terms substantially similar to the terms proposed, for consideration consisting of cash and/or securities, and on terms which the Board of Directors of Company determines in its good faith judgment after consultation with outside counsel and its independent financial advisor and considering all relevant factors (including the financial terms and the legal and regulatory factors) that the Company Board of Directors reasonably determines to be relevant, could reasonably be expected to result in a transaction more favorable to the Company Stockholders compared with the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, is reasonably capable of being obtained by such Person.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of a business or assets that constitutes twenty five percent (25%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or twenty five percent (25%) or more of the total outstanding voting equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty five percent (25%) or more of the total outstanding voting equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Company Capital Stock (or any Subsidiary of the Company whose business constitutes twenty five percent (25%) or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as whole), other than the transactions contemplated by this Agreement.

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“Company Warrants” means any and all outstanding warrants to purchase shares of Company Capital Stock.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 29, 2004, by and between the Parent and the Company.

“Contract” means any written agreement, contract, obligation and commitment binding on the Company, other than those that have been terminated, entered into by the Company or any Subsidiary of the Company.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits (other than ordinary cash compensation) to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company or any Subsidiary of the Company, which are now, or were within the past five years, maintained by the Company or any Subsidiary of the Company, or under which the Company or any Subsidiary of the Company has or could have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Environmental Claims” means all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including personal injury, property damage (including any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or any of its Subsidiaries and any other person, (ii) claims for actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement “corrective action” pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

“Environmental Conditions” means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened Release of Hazardous Materials by such party or any of its predecessors in interest, or

AGREEMENT AND PLAN OF MERGER	Page 74

by its respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of such party. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating from or otherwise emanating from or located on property owned or occupied by such party.

“Environmental Laws” means any laws issued, and any conditions thereunder, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary of the Company, is a member of: (a) a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (c) an affiliated service group within the meaning of Section 414(m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law.

“Facilities” means all offices, warehouses, administration buildings and all real property and related facilities leased by the Company or any Subsidiary of the Company.

“FDA” means the United States Food and Drug Administration.

“Governmental Authority” means any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

“Governmental Permit” means any license, franchise, permit or other authorization of any Governmental Authority necessary or required for the operation of the business of the Company or any Company Subsidiary as currently conducted.

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“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws, including, without limitation, any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste” or “restricted hazardous waste,” “subject waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law.

“Indebtedness” means, without duplication, (i) all obligations of the Company and its Subsidiaries for borrowed money or extensions of credit, (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Company and its Subsidiaries to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of the Company and its Subsidiaries as lessee which are or should be capitalized in accordance with US GAAP, (v) all Indebtedness of others secured by a Lien or Encumbrance on any asset of the Company or any of its Subsidiaries, whether or not such Indebtedness is assumed by the Company or any of its Subsidiaries and (vi) all obligations of the Company and any of its Subsidiaries, contingent or otherwise, directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations.

“Indebtedness for Borrowed Money” means (i) all Indebtedness of the Company or any Subsidiary for borrowed money, including, without limitation, pursuant to capital leases, letters of credit and purchase money financing, (ii) all amounts accrued or payable by the Company as of the Effective Time in respect of Scheduled Claim A, including as a result of the settlement of Scheduled Claim A by the Company prior to the Effective Time only to the extent such amount exceeds the amount accrued for such claim on the Company’s Consolidated Balance Sheets as of December 31, 2005 as such amount is set forth on Schedule 2.13(i)13 of the Company Disclosure Schedule; and (iii) all amounts accrued or payable by the Company as of the Effective Time in respect of Scheduled Claim B, including as a result of the settlement of Scheduled Claim B by the Company prior to the Effective Time; provided, however, that for purposes of this Agreement, an amount equal to $333,333, representing the outstanding amount under the Company’s term loan with Silicon Valley Bank as of the date of this Agreement as shown on Schedule 2.33 of the Company Disclosure Schedule, shall be excluded from Indebtedness for Borrowed Money.

“Indemnified Person” means any Person entitled to be indemnified under Article 9.

“Indemnifying Person” means any Person obligated to indemnify another person under Article 9.

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“Intellectual Property” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of any patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (“Patents”), (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith and registrations and applications for registration thereof (“Marks”), (c) U.S. and foreign copyrights and rights under copyrights, including moral rights, and any registrations and applications for registration thereof (“Copyrights”), (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) URL and domain name registrations, (g) inventions (whether or not patentable) and improvements thereto, (h) all database rights, and any other proprietary rights recognized in any jurisdiction worldwide.

“knowledge” or “to the knowledge of the Company” (including any derivation thereof such as “known”, “knowing” or “aware”) shall mean, with respect to the Company, the actual knowledge, after reasonable inquiry into such matters over which such individuals exhibit management authority, of John D. Pavlidis, Terance Kinniger, Vilim Simcic and Jimmy Roehrig.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule or regulation.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” or “Encumbrance” means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, easement, or other real estate declaration, community property interest, equitable interest or any other restriction.

“Losses” means all losses, damages, fines, penalties, liabilities, payments and obligations, costs and expenses, including reasonable legal fees and expenses, and expenses of investigation and defense. The term “Losses” as used in this Agreement is not limited to matters asserted by third parties against Parent Indemnified Persons or Company Indemnified Persons, as the case may be, but includes Losses incurred or sustained by such Persons in the absence of Third Party Actions.

“Order” means any order, consent, consent order, injunction, judgment, decree, consent decree, ruling, writ, assessment of any Governmental Authority or any binding arbitration award issued by an arbitrator with proper authority over the parties involved to issue such award.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust

AGREEMENT AND PLAN OF MERGER	Page 77

certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any and all currently effective amendments to any of the foregoing.

“Parent Common Stock” means the Common Stock, $0.01 par value per share, of the Parent.

“Parent Indemnified Persons” means the Parent, its Subsidiaries and affiliated corporations (including the Surviving Corporation) and their respective directors, officers, employees, stockholders and agents.

“Parent Material Adverse Effect” means Effect that is, or would reasonably be expected to be, materially adverse to the business, properties, assets, prospects, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken in to account in determining whether there has been, or will be, a Parent Material Adverse Effect: (A) any Effect relating to general economic, regulatory or political conditions in the United States or foreign economies in any locations where the Parent and its Subsidiaries have material operations or sales; (B) any Effect attributable to conditions that generally affect the industries in which the Parent and its Subsidiaries participate except to the extent such Effect disproportionately affects the Parent and its Subsidiaries, taken as a whole; (C) any Effect that results from actions taken by the Parent or its Subsidiaries or any Affiliates of the foregoing in compliance with this Agreement; (D) any adverse Effect that results, in whole or in part, from the announcement or pendency of the Merger or any of the other transactions contemplated by the this Agreement (including any cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships, loss of any customers, suppliers, distributors or employees or any claim or litigation); or (E) the failure, in and of itself, of the Parent to meet published or internal earnings, revenue estimates or projections, net income or any other measure of financial performance.

“Permitted Encumbrances” means with respect to the Company: (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons or similar liens incurred or arising in the ordinary course of business, none of which materially detracts from the value or materially impairs the use of the asset or property subject thereto, or materially impairs the operations of the Company or any Subsidiary of the Company, (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) encumbrances which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the underlying asset, (d) liens for Taxes, assessments and governmental charges (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in the Most Recent Financial Statements or, if contested subsequent to the Most Recent Financial Statements, the Company’s financial statements, (e) non-exclusive end-user licenses entered in the ordinary course of business and (f) restrictions imposed by Regulations.

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“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Authority.

“Proceeding” means any pending claim, suit, action, investigation, arbitration, litigation or other judicial, regulatory or administrative proceeding involving any court or other Governmental Authority or any arbitrator or arbitration panel or mediator or mediation panel.

“Related Person” means (i) each officer or director of the Company, (ii) each member of the immediate family of each of the individuals referred to in clause (i) above, and (iii) any trust or other Person (other than the Company) in which any one of the individuals referred to in clause (i) or (ii) above holds (other than officers and directors of the Company who are affiliated with any venture capital fund or similar investment entity), or in which more than one of such individuals collectively hold, beneficially or otherwise, a material voting, proprietary or equity interest.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment of any Hazardous Material through or in the air, soil, surface water or groundwater.

“Rights Agreement” means the Rights Agreement, dated as of September 17, 2002, the Parent and American Stock Transfer & Trust Company, as Rights Agent.

“Scheduled Claim A” means that matter set forth in Schedule 2.13(i)13 of the Company Disclosure Schedule.

“Scheduled Claim B” means that matter set forth in Schedule 2.13(i)1 of the Company Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law.

“Software” means written programs or procedures or rules and associated documentation pertaining to the operation of a computer system and that are stored in read/write memory (including object and source code).

“Subsidiary” means with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent persons thereof is owned or controlled, directly or indirectly, by such Person.

“Trade Secrets” means all trade secrets and confidential business information (including ideas, formulas, compositions, know-how, research and development information, Software, drawings, specifications, designs, plans, blueprints, schematics, proposals, technical data, customer data, traffic data, financial, marketing and other business data, pricing and cost information, bills of material, business and marketing plans, marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

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“Trading Day” means any day on which the Nasdaq National Market is open for business.

“US GAAP” means United States generally accepted accounting principles.

(b) Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
“280(G) Approval	4.14
“Activities to Date”	2.29(a)
“Adjusted Merger Consideration”	1.8(a)
“Affiliate Agreements”	1.14
“Assumed Company Warrant”	1.8(f)
“Bankruptcy and Equity Exception”	2.2(a)
“Breaching Holder”	9.2(c)(i)(G)
“California Permit”	2.34
“Capitalization Certificate”	4.13
“Certificate of Merger”	1.2
“Claim Notice”	9.3(a)
“Closing”	1.1(b)
“Closing Indebtedness”	1.8(d)
“Closing Indebtedness Certificate”	1.8(d)
“Code”	Recitals
“Commissioner”	4.12
“Company”	Preamble
“Company Acquisition Agreement”	4.6(b)
“Company Approvals”	2.29(a)
“Company Cap”	9.2(c)(C)
“Company Deductible”	9.2(c)(B)
“Company Disclosure Schedule”	Preamble to Article 2
“Company Fraud Claim”	9.2(c)(A)(ii)
“Company Fully Diluted Capitalization”	1.7(b)(ii)
“Company Indemnified Directors and Officers”	5.3(a)
“Company Stockholders Meeting”	4.3
“Company Takeover Response”	4.6(a)(x)
“Company Transaction Costs” “Delaware Secretary of State”	1.8(c) 1.2
“Derivative Security Exercise Amount”	1.8(g)
“DGCL”	1.1(a)
“Dispute Notice”	1.8(d)
“Dissenting Shares”	1.8(i)

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“Effective Time”	1.2
“Eligible Derivative Security Holders”	1.7(b)(iv)
“Eligible Derivative Security”	1.7(b)(iii)
“Escrow Agent”	1.11
“Escrow Agreement”	Recitals
“Escrow Fund”	1.8(b)
“Escrowed Merger Consideration”	1.8(b)
“Escrowed Merger Shares”	1.8(b)
“Excess Indebtedness”	1.8(d)
“Excess Indebtedness Adjustment”	1.8(d)
“Excess Indebtedness Claim”	1.8(d)
“Exchange Agent”	1.9(a)
“Exchange Fund”	1.9(b)
“Existing Company D&O Policy”	5.3(b)
“Fairness Approval”	4.12
“Financial Statements”	2.5(a)
“In the Money Derivative Securities”	1.8(g)
“Indebtedness Reduction Adjustment”	1.8(d)
“Indemnified Person”	9.3(a)
“Indemnifying Person”	9.3(a)
“Instruments”	1.9(c)
“Interested Acquiror”	4.6(a)(x)
“Letter of Transmittal”	1.9(c)
“Merger Share(s)”	1.7(b)(i)
“Merger Sub”	Preamble
“Merger”	1.1(a)
“Most Recent Financial Statements”	2.5(a)
“New Benefits”	4.14
“Option Exchange Fraction”	1.7(c)(ii)
“Option Exchange Ratio”	1.7(c)(ii)
“Outside Closing Date”	10.2(g)
“Parent”	Preamble
“Parent Breakup Fee”	10.3(b)
“Parent Deductible”	9.2(c)(i)(D)
“Parent Disclosure Schedule”	Preamble to Article 3
“Parent Fraud Claim”	9.2(c)(A)(ii)
“Parent Options”	3.3(b)
“Parent Purchase Right”	1.8(j)
“Parent SEC Reports”	3.4(a)
“Parent Stockholder Meeting”	4.10(a)
“Pension Plan”	2.19(f)
“Per Share Merger Consideration Value”	1.7(b)(iii)
“Permit Application”	2.34
“Permitted Indebtedness Amount”	1.8(d)
“Potential 280G Payments”	4.14
“Pre-Closing Tax Periods”	8.2

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“Prepayment Penalties”	1.8(e)
“Proxy Statement”	4.10(a)
“Public Filings”	4.11(a)
“Registration Statement”	4.12
“Required Bonus Amounts”	4.7(d)
“Returns”	2.7(a)
“Security Holder Fraud Claim”	9.2(c)(A)(ii)
“Soliciting Materials”	4.3
“Stock Exchange Ratio”	1.7(b)(iv)
“Stockholder Approval”	2.32
“Stockholder Representative”	1.13(a)
“Surviving Corporation”	1.1(a)
“Tax Authority”	2.7(a)
“Tax Contest”	8.4
“Taxes”	2.7(a)
“Third-Party Action”	9.3(b)
“Title Claim”	9.2(c)(A)(I)
“WARN”	2.18(c)
“Waived Benefits”	4.14
“Warrant Exchange Fraction”	1.7(c)(iv)
“Voting Agreements”	Recitals

ARTICLE XII. GENERAL PROVISIONS

12.1	EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement, including all fees, costs and expenses of agents, representatives, counsel and accountants.

12.2	PUBLIC ANNOUNCEMENTS

Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing Date. Notwithstanding the foregoing, the Parent shall be permitted to make any public statement without obtaining the consent of the Company if (i) the disclosure is required by law or the requirements of the Nasdaq National Market and (ii) Parent has first used its reasonable efforts to consult with (but not to obtain the consent of) the Company about the form and substance of such disclosure. The Company and the Parent will consult with each other concerning the means by which the Company’s employees, customers and suppliers and other Persons having dealings with the Company or any Subsidiary of the Company will be informed of this Agreement, the Closing, the Merger and the other transactions contemplated hereby, and representatives of the Parent may, at Parent’s option, be present for any such communication.

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12.3	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) if sent by fax (with written confirmation of receipt) on the business day upon which such fax is received by the recipient and if the fax is not received by the recipient on a business day, then the fax shall be deemed to have been received on the next business day of the recipient; or (c) if sent by a nationally recognized overnight delivery service (receipt requested), one business day after deposited with such nationally recognized overnight delivery service, in each case to the appropriate addresses or fax numbers set forth below (or to such other address, person’s attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 12.3):

(a)	If to Parent or Merger Sub:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730-1401

Telecopier No.: (781) 276-0580

Telephone No.: (781) 999-7707

Attention: Jack Cumming, Chief Executive Officer

With a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Telecopier No.: (617) 856-8201

Telephone No.: (617) 856-8200

Attention: Philip J. Flink, Esquire

(b)	If to the Company:

R2 Technology, Inc.

1195 West Fremont Avenue

Sunnyvale, CA 94087

Telecopier No.: (408) 481-5601

Telephone No.: (408) 481-5600

Attention: John Pavlidis, Chief Executive Officer

With a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Telecopier No.: (650) 463-3067

Telephone No.: (650) 463-2600

Attention: Patrick A. Pohlen, Esquire

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(c)	If to the Stockholder Representative:

Scott Halsted c/o Morgan Stanley Venture Partners

3000 Sand Hill Road, Building 4, Suite 250

Menlo Park, CA 94025

Telecopier No.: (650) 233-2626

Telephone No.: (650) 233-2603

With a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Telecopier No.: (650) 463-3067

Telephone No.: (650) 463-2600

Attention: Patrick A. Pohlen, Esquire

12.4	JURISDICTION; SERVICE OF PROCESS

Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of Delaware or the United States District Court of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such Proceeding may be made by nationally recognized overnight courier (receipt requested), pursuant to the provisions of Section 12.3.

12.5	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.6	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights under this Agreement without the prior written consent of the other parties (except the Stockholder Representative), except that Parent may

AGREEMENT AND PLAN OF MERGER	Page 84

assign any of its rights, but not its obligations, under this Agreement without the prior written consent of the Company to any direct wholly-owned Subsidiary of Parent or to any entity that acquires at least 90% of the outstanding shares of capital stock or assets of the Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.7	SEVERABILITY

(a) If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such party or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(b) The parties agree that the Parent Breakup Fee provided in Section 10.3(b) is fair and reasonable under the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that such amounts exceed the maximum amount permitted by law, then such amounts shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

12.8	GOVERNING LAW

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction

AGREEMENT AND PLAN OF MERGER	Page 85

over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 12.3. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S registered mail to the respective addresses set forth in Section 12.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

12.9	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.10	INTERPRETATION

The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement and (d) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (e) the schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

12.11	ENTIRE AGREEMENT, MODIFICATION AND WAIVER

(a) This Agreement supersedes all prior agreements (other than the Confidentiality Agreement), whether written or oral, between or among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may be amended by the parties at any time before or after the Company Stockholders or the stockholders of the Parent approve this Agreement, the Merger and the transactions contemplated by this Agreement; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the Company Stockholders or the stockholders of the Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, except that the written agreement of the Stockholder Representative to any such amendment need not be obtained unless the parties seek to amend a section of this Agreement which addresses the rights or duties of the Stockholder Representative.

(b) At any time prior to the Effective Time, a party may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 12.11(a), waive compliance by another party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor will any single or partial exercise of any right preclude any other or further exercise thereof or of any other right.

AGREEMENT AND PLAN OF MERGER	Page 86

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

HOLOGIC , INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President Finance and Administration and Treasurer

HYDROGEN ACQUISITION, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Director

R2 TECHNOLOGY, INC.

By:	/s/ John Pavlidis
Name:	John Pavlidis
Title:	President and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE (in his capacity as Stockholder Representative only, and not in any other capacity)

/s/ Scott Halsted
Scott Halsted

*	All of the exhibits and schedules to this agreement set forth on the table of contents hereto have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Hologic agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit or schedule provided however that Hologic may request confidential treatment pursuant to Rule 24-2 of the Exchange Act for any schedule or exhibit so furnished.